UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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ZAGG Inc
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Notice of Annual Meeting of Stockholders
NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Meeting”) of ZAGG will be held at our principal executive offices and virtually via simultaneous live webcast as follows:

Date: June 20, 2019 Time: 9:00 a.m., Mountain Daylight Time (MDT) Place: 910 Legacy Center Way, Suite 500, Midvale, UT 84047 www.virtualshareholdermeeting.com/ZAGG2019
Purposes:

(1)	(2)	(3)	(4)	(5)
To elect five directors of the Company to serve until our next annual meeting of the stockholders and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.	To ratify the appointment of KPMG LLP (“KPMG”), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	To hold a non-binding advisory vote on the compensation of our named executive officers (“NEOs”).	To hold a non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our NEOs.	To consider and act upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.
Who Can Vote: Stockholders of record at the close of business on April 22, 2019.
How You Can Vote: Stockholders of record may vote electronically over the internet, or by phone, or may request a complete set of traditional proxy materials and vote their proxy by mail. Stockholders of record may also vote at the Meeting.

(1)	(2)	(3)	(4)
BY INTERNET www.proxyvote.com	BY PHONE 1-800-690-6903	BY MAIL Fill out your proxy card and submit by mail	AT THE MEETING In person, or www.virtualshareholdermeeting.com/ZAGG2019

By Authorization of the Board of Directors,

/s/ TAYLOR D. SMITH
Taylor D. Smith Chief Financial Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 20, 2019.
The Proxy Statement and the 2018 Annual Report on Form 10-K are available at www.proxyvote.com.
YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY INTERNET, TELEPHONE OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON OR THROUGH THE MEETING WEBSITE. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR ACCOUNT MANAGER TO VOTE YOUR SHARES.

ZAGG
BRANDS

Notice of 2019 Annual Meeting of Shareholders and Proxy Statement

100% Charged
mophie

INVISIBLE SHIELD | mophie. | ZAGG | BRAVEN | IFROGZ | gear4 | HALO

ZAGG Corporate Objectives & Core Values
The corporate objectives and core values of ZAGG Inc (“ZAGG” or the “Company”) were established to act as a foundation for the Company to drive enterprise value. The four corporate objectives and seven core values guide the Company by aligning the functional teams’ goals and execution. Each core value supports the Company’s corporate objectives. Every employee is trained to understand his or her role and the impact his or her work has on achieving the Company’s objectives.

Corporate Objectives

Creative Product Solutions
The Preferred Brand
Targeted Global Distribution
Operational Excellence

Core Values

Integrity
Ownership
Care for People
Passion
Continuous Improvement
Performance
Sense of Urgency

Proxy Summary
Solicitation
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ZAGG Inc, a Delaware corporation (“we,” “us,” “our,” the “Company” or “ZAGG”), for use in connection with the Meeting to be held on June 20, 2019. This Proxy Statement, the accompanying Notice of Annual Meeting, proxy card and our 2018 Annual Report on Form 10-K, or alternatively a Notice of Internet Availability of Proxy Materials (the “Internet Notice”), will be mailed to stockholders on or about May 10, 2019. The Board is soliciting your proxy in an effort to give all stockholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

MATTERS TO BE VOTED ON
ITEM FOR BUSINESS		BOARD RECOMMENDATION	FURTHER DETAILS (PAGE#)
1	Election of Five Directors	FOR	4
2	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	17
3	Advisory Vote on Executive Compensation	FOR	20
4	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	EVERY YEAR	38

DIRECTOR NOMINEES
NAME	OCCUPATION	AGE	DIRECTOR SINCE	INDEPENDENT	OTHER CURRENT DIRECTORSHIPS	ZAGG COMMITTEES (1)
						A	C	NG
Cheryl A. Larabee	Lecturer, College of Business & Economics, Boise State University	64	2011	Yes	1	✓	✓	✓
Chris Ahern	CEO, ZAGG Inc	43	2018	No	—
Daniel R. Maurer	Board Member	62	2012	Yes	1	✓	✓	✓
Michael T. Birch (2)	CEO, Action Target Inc.	52	2018	Yes	—	✓	✓	✓
P. Scott Stubbs	CFO, Extra Space Storage	51	2015	Yes	—	✓	✓	✓

1.“A” refers to the Audit Committee of the Board (the “Audit Committee”), “C” refers to the Compensation Committee of the Board (the “Compensation Committee”), and “NG” refers to the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”).
2.Effective July 27, 2018, Mr. E. Todd Heiner resigned as a director. On October 25, 2018, the Board appointed Mr. Michael T. Birch as a director to fill the vacancy created by Mr. Heiner's resignation.
2018 Business Highlights
We are a global leader in accessories and technologies that empower mobile lifestyles. Our award-winning product portfolio includes screen protection, power cases, power management, wireless charging, audio, mobile keyboards, protective cases, and other mobile accessories sold under the ZAGG®, mophie®, InvisibleShield®, IFROGZ®, BRAVEN®, Gear4®, and HALO® brands. We have operations in the United States, Ireland, England, and China. Our products are available worldwide, and can be found at leading retailers and online.
Consolidated net sales for the year ended December 31, 2018, increased 4% to $538.2 million, primarily due to (1) an increase in demand for screen protection which was driven by the new iPhone launch as well as the introduction of the Glass + VisionGuard screen protection products, and (2) an increase in sales of our power management products, particularly those accessories related to wireless charging. These increases were partially offset by a decrease in sales of power cases. The screen protection category had record net sales of $305.0 million for the year ended December 31, 2018. In addition, consolidated Adjusted EBITDA for the year ended December 31, 2018, was $76.4 million compared to $73.0 million for the year ended December 31, 2017, an increase of $3.4 million or 5%.

1.Adjusted EBITDA is a non-GAAP financial measure. Please refer to Annex A for additional information and a reconciliation to the most directly comparable United States generally accepted accounting principles (“U.S. GAAP”) financial measure.
2.Consolidated Adjusted EBITDA in 2016 was $37.2 million, reflecting $53.1 million from the ZAGG business unit and $(15.9) million from the mophie business unit, which was acquired in March 2016.
Compensation Objectives, Principles and Practices
Our executive compensation program is closely aligned with our business strategy and is intended to attract, retain, and motivate talented executives, while compensating them for the achievement of measurable corporate performance goals. To reinforce the alignment of executive incentive compensation with the interests of our stockholders, the Compensation Committee has adopted the following practices (see Executive Compensation Practices under Proposal No. 3 for further details).

TOPIC		PRACTICE
Offer Both Equity and Cash Incentives	●	Offering both equity and cash incentives allows us to pay quarterly cash bonuses tied to achievement of certain cost reduction goals, key strategic initiatives, and functional team goals, and annual equity bonuses tied to our overall performance metrics.
Emphasize Pay-for-Performance	● ●
Performance-based cash incentive bonus, which compensates executives for the achievement of certain cost reduction goals, key strategic initiatives, and functional team goals.
Performance-based equity incentive bonus plan, which compensates executives for achievement of certain financial metrics.

Annual Say-on-Pay Vote	●	We annually ask stockholders to provide an advisory vote on our pay practices, which the Compensation Committee considers when setting pay for the Chief Executive Officer (“CEO”) and other NEOs.
Equity Ownership Guidelines	●	CEO and NEOs are required to own shares of our common stock (“Common Stock”) equivalent to five times (CEO) and three times (other NEOs) their base salaries.
Double-Trigger Change-in-Control	●	We have double-trigger change-in-control (“CIC”) provisions that require the actual or constructive termination of employment and the consummation of a CIC transaction.
Change in Control Vesting	●
Performance-based equity awards assumed by an acquirer accelerate (i) pro-rata at target award levels on the date of termination based on the elapsed portion of the performance period or (ii) based on actual performance if the date of termination occurs after the end of the performance period. Awards that are not assumed accelerate pro-rata at target award levels on the date of termination based on the elapsed portion of the performance period.

Clawback Policy	●	Our policy allows recovery of incentive cash or equity compensation that is based on financial statements that were subsequently restated due to the individual’s fraudulent or grossly negligent act or omission.
Dividend Equivalents	●	We do not provide dividend equivalents on unvested equity awards.
Engage an Independent Compensation Consultant	●	The Compensation Committee has retained a nationally recognized compensation consulting firm to serve as its independent compensation consultant.
Re-pricing Stock Options	●	We do not re-price our stock options and would not do so without stockholder approval.
Excise Tax Gross-Ups	●	We do not provide our executive officers with excise tax gross-ups.
Resetting of Performance Targets	●	We do not reset or amend any of the performance goals or targets used to set executive compensation programs in a fiscal year.

Governance Highlights
Our Board prides itself on a commitment to high ethical standards and sound governance practices. For more details, please see Corporate Governance under Proposal No. 1 or visit our website to view our Corporate Governance Guidelines (defined below).

TOPIC		PRACTICE
Independence	● ●	4 out of 5 director nominees are independent. The Board committees are composed exclusively of independent directors.
Independent Chairperson	●	The Board has appointed an independent chairperson who is not our employee.
Executive Sessions	●	Independent directors meet regularly without management.
Annual Election	●	All directors are elected annually to a one-year term and thus, the Board election is not staggered.
Plurality Plus Voting	●	In uncontested elections, directors receiving less than 50% of the votes cast must tender their resignation for consideration of the Board.
Director Evaluations	●	The Board and each committee conduct annual self-evaluations.
Stock Ownership	●	Each director is required to hold shares of our Common Stock equal to three times his or her annual cash retainer.
Stockholder Engagement	●	The Board has adopted a protocol to allow stockholders with long-term significant holdings of our Common Stock to communicate with the Board members on appropriate topics.
Poison Pill	●	We do not have a stockholder rights plan.
Right to Call Special Meeting	●	Stockholders holding 10 percent or more of the outstanding Common Stock have the right to call a special meeting.
Confidential Voting	●	Records that identify the vote of a particular stockholder are kept confidential from the Company except in a proxy contest or as required by law.
Single Voting Class	●	Common Stock is the only class of voting shares outstanding.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
Our Board of Directors
The Board currently consists of five directors. All directors serve a one-year term and are subject to re-election each year. The Board has nominated five individuals, who currently serve as our directors, for election at the Meeting. Each of these individuals up for election has consented to being named as a nominee for election as a director and has agreed to serve if elected.
Nominations and Qualifications
Biographical information for each of the nominees is as follows:
Cheryl A. Larabee
Age: 64
Director Since: 2011; appointed as Chairperson of the Board in August 2012
Committees: Chair of Nominating and Governance Committee; Member of Audit Committee; Member of Compensation Committee
Principal Occupation: Lecturer, College of Business & Economics, Boise State University
Recommendation: The Board has determined that Ms. Larabee’s background in corporate banking, financial strategies, and her senior executive leadership experience qualify her to continue to serve as a director.
Experience: Ms. Larabee had a 24-year corporate banking career focused on financial problem-solving with clients ranging from start-ups to the Fortune 500. Prior to her current position at Boise State University, she served as the Associate Vice President for University Advancement at the College of Business and Economics. She is the former Senior Vice President and Western United States Regional Manager of the Corporate Banking Division at KeyBank. Previously she managed middle market teams at U.S. Bank in Portland, Oregon, and served a national client base at Crocker Bank in San Francisco, California.
Ms. Larabee holds a B.A. in Psychology from Moorhead State University and a Masters in Business Administration from Golden Gate University. She also completed the Stanford University Graduate School of Business Executive Program. Ms. Larabee is a member of the National Association of Corporate Directors and was named a NACD Board Leadership Fellow in November 2012.
Other Directorships: Ms. Larabee serves as a director for Norco, Inc.
Family Relationships: None

Chris Ahern
Age: 43
Director Since: 2018
Committees: None
Occupation: CEO, ZAGG Inc
Recommendation: The Board has determined that Mr. Ahern’s current role as CEO of ZAGG, as well as his prior experience as the President of the ZAGG International business unit and of the mophie business unit, qualify him to continue to serve as a director.
Experience: Mr. Ahern brings over 20 years of international experience in sales leadership, sales operations, and supply chain management. Prior to his appointment as CEO, Mr. Ahern served as President of ZAGG International and mophie. Prior to joining ZAGG in 2014, Mr. Ahern served as Sales Operations Director for Dell Products in Europe, the Middle East and Africa supporting a $4.0 billion indirect business.
During his tenure with Dell, Mr. Ahern proved himself as an innovative problem solver with strong leadership skills and a drive for exceptional results. Under Mr. Ahern’s leadership, his teams effectively grew revenue in various international markets, enhanced internal reporting and inventory management systems, and developed operational processes to align regional distribution, effectively growing revenue and improving operational efficiencies.
Mr. Ahern holds a B.S. in Business Administration from Dublin City University.
Other Directorships: None
Family Relationships: None
Daniel R. Maurer
Age: 62
Director Since: 2012
Committees: Chair of Compensation Committee; Member of Audit Committee; Member of Nominating and Governance Committee
Principal Occupation: Board Member
Recommendation: The Board has determined that Mr. Maurer’s strong background in marketing and building brands for global consumer retail and technology products as well as his expertise and understanding the international consumer marketplace qualify him to continue to serve as a director.

Experience: Mr. Maurer was a member of the senior management team at Intuit Inc. from 2006 until his retirement in 2014. In his most recent role at Intuit, he oversaw the Small Business Solutions Group (including QuickBooks payroll, DemandForce, and QuickBase), and previously led the TurboTax, Mint, and Quicken brands. Mr. Maurer has extensive global consumer retail sales and marketing experience with over 20 years of executive management at Proctor & Gamble (“P&G”), including 15 years internationally. As General Manager of Global Customer Development at P&G’s headquarters, he was tasked with building an effective marketing strategy to achieve a competitive advantage with P&G’s largest global customers including Wal-Mart, Costco, Ahold, Tessco, and Carrefour. Subsequent to his tenure at P&G, Mr. Maurer was Vice President of Strategy for Global Sales and U.S. Business at Campbell Soup Company. Mr. Maurer served as a director of Checkpoint Systems, Inc., which provides merchandise availability solutions for the retail industry, encompassing loss prevention and merchandise visibility, from January 2016 until the completion of the sale of the company in May 2016. He also served as a director of Iomega Corporation, a consumer technology company, from 2006 until its acquisition by EMC Corporation in 2008. Mr. Maurer holds a B.S. in Marketing and Finance from the University of Wisconsin.
Other Directorships: Mr. Maurer serves as a director of CNO Financial Group, Inc.
Family Relationships: None
Michael T. Birch
Age: 52
Director Since: 2018
Committees: Member of Audit Committee; Member of Nominating and Governance Committee; Member of Compensation Committee
Principal Occupation: CEO, Action Target Inc
Recommendation: The Board has concluded that Mr. Birch’s more than 30 years of executive leadership, extensive business background, sales and marketing leadership, and IPO experience qualify him to serve as a director.
Experience: Mr. Birch has over 30 years of executive management experience in drilling, tooling and hardware industries, particularly in international markets. Currently, Mr. Birch is CEO for Action Target Inc, a manufacturer of custom shooting ranges and portable steel targets for military, law enforcement, Special Forces groups, tactical training schools, and commercial applications. Prior to Action Target Inc, Mr. Birch was a Vice President and General Manager at Boart Longyear, the world's largest mineral exploration drilling company. While at Boart Longyear, Mr. Birch was responsible for the company’s core business which included $1.5 billion in revenue, more than 8,000 employees, and 1,200 drilling rigs operating in 40 countries. He was also a member of an executive team responsible for the $2.3 billion IPO of Boart Longyear on the Australian Stock Exchange. Mr. Birch began his career at Black & Decker where he worked in various sales and marketing leadership positions, culminating in his assignment as a General Manager over Baldwin Hardware. While at Black & Decker, he was also a part of a leadership team that launched the DeWalt Industrial Power Tool brand in the U.S. and Europe. Mr. Birch holds a B.S. in Business Management from Brigham Young University.
Other Directorships: None
Family Relationships: None

P. Scott Stubbs
Age: 51
Director Since: 2015
Committees: Chair of the Audit Committee; Member of Nominating and Governance Committee; Member of Compensation Committee
Principal Occupation: Chief Financial Officer (“CFO”), Extra Space Storage, Inc.
Recommendation: The Board has determined that Mr. Stubbs’ experience as the CFO of a public company and a licensed Certified Public Accountant (“CPA”), along with his specific expertise in the areas of accounting and auditing, treasury, investor relations, and financial reporting qualify him to continue to serve as a director.
Experience: Mr. Stubbs has served as CFO of Extra Space Storage Inc. (“ESS”) since December 2011. He served as the Senior Vice President Finance and Accounting of ESS since its inception, and as the Corporate Controller of its predecessor beginning in December 2000. Prior to joining ESS’s predecessor, Mr. Stubbs served as CFO of the Lyon Company from June 2000 through December 2000. From 1995 through 2000, he served as the U.S. Controller of Critchley Inc. and from November 1992 through June 1995, he worked at Neilson, Elggren, Durkin & Co. as a consultant. Mr. Stubbs holds a B.S. and a Masters in Accountancy from Brigham Young University.
Other Directorships: None
Family Relationships: None

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
ELECTION OF THE FIVE NOMINEES TO SERVE AS OUR DIRECTORS.

Leadership Structure
According to our bylaws, the Board must consist of not less than three nor more than thirteen members. Our Board is currently comprised of five members. The positions of Chairperson of the Board and CEO are held by separate persons.
Mr. Ahern, the CEO, serves on the Board. His main focus is to provide leadership to the Company in accomplishing the directives established by the Board. In that role, he is responsible for the general administration, oversight, care, and management of the business of the Company and its subsidiaries, with full authority over all officers, managers, and employees.
Ms. Larabee, the Chairperson of the Board, is considered the lead independent director, and her role, along with the Board, is to provide independent oversight of the CEO, to direct the business and affairs of the Company for the benefit of its stockholders, and to balance the interests of the Company’s diverse constituencies including stockholders, customers, and employees.
Meetings of the Board are chaired by Ms. Larabee. As Chairperson, Ms. Larabee sets the agenda for such meetings. The independent directors may also meet from time to time without the presence of Mr. Ahern as they determine appropriate.
Terms of Office
Our directors are appointed for a one-year term to hold office until the next annual meeting of our stockholders, and until their successors are elected and qualified, their death, or until removed from office in accordance with our bylaws.

Director Independence
The Board reviews the independence of our directors on the basis of standards adopted by the NASDAQ Stock Market (“NASDAQ”). As a part of this review, the Board considers transactions and relationships between the Company, on the one hand, and each director, members of the director’s immediate family, and other entities with which the director is affiliated, on the other hand. The purpose of such a review is to determine which, if any, of such transactions or relationships are inconsistent with a determination that the director is independent under NASDAQ rules. As a result of this review, the Board has determined that each of our directors other than Mr. Ahern (our CEO) is an “independent director” within the meaning of applicable NASDAQ standards.
Director Compensation
We use cash compensation and stock-based compensation to attract and retain qualified candidates to serve as our directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us, as well as the skill level required of our directors.
We have granted restricted stock units (“RSUs”) to our non-employee directors concurrent with their appointment to the Board and annually thereafter. These RSU awards typically vest at the end of each fiscal year.
Director Summary Compensation Table for 2018
The table below summarizes the compensation paid (fees) or granted (stock-based compensation) to our non-employee directors for the year ended December 31, 2018:

NAME	FEES EARNED		RSUs (1)		TOTAL
Cheryl A. Larabee	$98,000	(2) (3)	$124,517		$222,517
Daniel R. Maurer	$67,000	(3)	$84,673		$151,673
E. Todd Heiner	$32,083	(4)	$—	(5)	$32,083
Michael T. Birch	$10,247	(4)	$15,641		$25,888
P. Scott Stubbs	$70,000	(3)	$84,673		$154,673

1.This column shows the full grant date fair market value of the RSUs granted as computed under Accounting Standards Codification Topic 718, Stock Compensation ("ASC Topic 718") and the expense attributable to these awards that will be recorded over the vesting period (excluding estimates for forfeitures in case of awards with service-based vesting). Assumptions and methodologies used in the calculation of these amounts are included in footnotes to our audited financial statements for the fiscal year ended December 31, 2018, which are included in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the "SEC").
2.Ms. Larabee received $35,000 in additional fees and approximately $40,000 more of RSU awards due to her role as Chairperson of the Board.
3.Ms. Larabee, Mr. Maurer and Mr. Stubbs received $8,000, $12,000 and $15,000, respectively, in additional fees as the chair of the Nominating and Governance Committee, Compensation Committee and Audit Committee, respectively.
4.As described above, Mr. Heiner resigned as a director effective July 27, 2018, and Mr. Birch was appointed to fill the vacancy created by Mr. Heiner's resignation in October 2018.
5.As a result of his resignation, Mr. Heiner's 2018 RSU awards did not vest.
Director Compensation Approved for 2019
During December 2018, the Compensation Committee reviewed peer group and benchmarking data prepared by Aon, a nationally recognized compensation and governance consulting firm. Based on the peer group and benchmarking data, the Compensation Committee decided not to change fees to be paid and RSUs to be granted to members of the Board during 2019, as described in the table below:

NAME	FEES EARNED		RSUs (1)		TOTAL
Cheryl A. Larabee	$98,000	(2)	$125,000	(3)	$223,000
Daniel R. Maurer	$67,000	(2)	$85,000		$152,000
Michael T. Birch	$55,000	(2)	$85,000		$140,000
P. Scott Stubbs	$70,000	(2)	$85,000		$155,000

1.Dollar-value of RSUs to be granted.

2.Each member of the Board will receive a base fee of $55,000. Ms. Larabee will receive an additional $35,000 and $8,000 as chair of the Board and the Nominating and Governance Committee, respectively. Mr. Maurer will receive $12,000 in additional fees as chair of the Compensation Committee. Mr. Stubbs will receive $15,000 in additional fees as chair of the Audit Committee.
3.Each member of the Board will receive an RSU grant of $85,000. Ms. Larabee will receive an additional $40,000 as chair of the Board.
Corporate Governance
Corporate Governance Guidelines and Code of Ethics
The Board has adopted guidelines to effectively pursue ZAGG's objectives for the benefit of its stockholders (the “Corporate Governance Guidelines”), which can be accessed at our corporate website at http://investors.zagg.com (The URL is included here as an inactive textual reference). Our Corporate Governance Guidelines are intended to supplement our bylaws and Board committee charters. The Nominating and Governance Committee reviews our Corporate Governance Guidelines at least annually and then, as it deems appropriate, recommends amendments to the Board.
The Board has also adopted a code of business conduct and ethics (the “Code of Ethics”) that is applicable to our directors, officers (including our principal executive officer, principal financial officer, and principal accounting officer or controller), and employees. The Code of Ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” under applicable securities regulations.
Risk Oversight
Our Board has overall responsibility for the oversight of our risk management. Day-to-day risk management is the responsibility of management, which has implemented processes to identify, assess, manage, and monitor risks that face us. Our Board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on us, and the steps we take to monitor and control such exposures.
In conjunction with our Board’s general risk oversight responsibility, the Board delegates certain risk oversight duties to Board committees as follows:

RISK OVERSIGHT DUTY	BOARD COMMITTEE	RESPONSIBILITY
Monitoring of credit, liquidity, regulatory, operational, cyber, and enterprise risks.	Audit Committee & the Board	Regular reviews with management, internal and external auditors, and other advisers.
Review of accounting and financial controls, related party transactions, and assessment of business risks.	Audit Committee	Regular reviews with management and periodic meetings with independent registered public accounting firms.
Monitoring of our governance and succession risk.	Nominating and Governance Committee & the Board	Regular reviews with management and outside advisors.
Monitoring CEO succession and our compensation policies and related risks.	Compensation Committee & the Board	Regular reviews with management and outside advisors.
Short-Term or Speculative Transactions Policy
The Board has adopted a policy which prohibits our directors, officers, and other employees from engaging in short-term or speculative transactions involving our securities, such as publicly traded options, short sales, puts and calls, hedging transactions, and holding our securities in a margin account (the “Transaction Policy”).
The Board believes that it is inappropriate for our directors, officers, other employees, or our subsidiaries to hedge or monetize transactions to lock in the value of holdings in our securities. Such transactions, while allowing the holder to own our securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of our stockholders. The objective of the Transaction Policy is to prohibit direct or indirect engagement in hedging against future declines in the market value of any of our securities through the purchase of financial instruments designed to offset such risk.
None of our directors, officers, other employees or our subsidiaries may, at any time, directly or indirectly, engage in any kind of hedging transaction that could reduce or limit such person’s holdings, ownership, or interest in or to any of our Common Stock or other securities, including, without limitation, outstanding stock options, deferred stock, restricted stock units, or other compensation awards, the value of which are derived from, referenced to, or based on the value or market price of our securities. Prohibited transactions include the purchase by directors, officers, or other employees of financial instruments, including, without limitation, prepaid variable forward contracts, instruments for short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any of our securities.

Any person who violates the Transaction Policy will be subject to disciplinary action which may include, but is not limited to, termination of employment or restrictions on future participation in our equity incentive plans.
Additionally, any executive officer or director must seek approval of the Board prior to any pledge of our securities, such approval to be included in the minutes of the meetings or consent resolution of the Board; provided, that only a pledge or loan of our securities that does not involve a prepaid variable forward contract or similar transaction will be considered.
As of the date of this Proxy Statement, all of the members of the Board and our officers were in compliance with the Transaction Policy.
Certain Relationships and Related Transactions
None of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, more than 5% of any class of our voting securities, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons had or has any material interest, directly or indirectly, in any transaction during 2018 or in any presently proposed transaction which, in either case, has or will materially affect us.
We make a concerted effort to review potential transactions with our executive officers and directors from the standpoint of whether any related party transaction issues would be involved, and consider any such issues, including the approval, ratification, and disclosures relating to such transactions, on a case-by-case basis.
Environmental, Social and Governance Initiatives
Overview
Corporate social responsibility has long been an integral part of our business and corporate culture. Environmental, social and governance initiatives (“ESG”) issues have been woven into our culture since our inception. As sustainability “best practices” evolve over time, so will our ESG initiatives and respective disclosures.
In 2018, we created a “Sustainability Working Group” consisting of dedicated internal resources and external advisors to address ESG factors related to us. The goal of the Sustainability Working Group is to improve our long-term performance utilizing ESG factors material to our business. Our framework for ESG factor evaluation and disclosure is informed by potential opportunities and risks for our business, views of our stockholders, and leading ESG ratings agencies and reporting frameworks. Among the ESG reporting frameworks, we primarily utilized the Sustainability Accounting Standard Board's (“SASB”) Sustainability Accounting Standards relevant for our industry (SASB industry classification: Apparel, Accessories and Footwear and the Multiline and Specialty Retailers and Distributors). We determined that many of the topics in those standards represent trends and uncertainties that may materially impact our operational performance or financial condition.
In addition to considering the ESG impacts on our business, the views of our stockholders, the leading ESG frameworks, and ESG ratings agencies, we considered the ESG perspectives of other stakeholders, including but not limited to our employees, customers, and the communities in which we operate.
Our sustainability disclosures will evolve over time as our business continues to grow. At this time, our Board, management, and Sustainability Working Group identified the following topics for disclosure: Supply Chain, Packaging, Cybersecurity, Employee Diversity and Inclusion, Political/Lobbying Contributions, and Employee Transportation Incentives.
Supply Chain
Manufacturers’ Accountability – We comply with the California Transparency and Supply Chain Act, we have a zero-tolerance policy for slavery and human trafficking, and we hold our manufacturers to the highest standards. We require each of our manufacturers to agree to and execute our Manufacturer’s Code of Conduct, which requires our manufacturers to comply with all applicable laws and regulations, to treat each employee with dignity and respect, to not discriminate, and to provide all employees with a safe and healthy workplace. Furthermore, each manufacturer agrees that its factory may be inspected at any time and that any noncompliance will represent a breach of the applicable supply agreement.
We annually engage in internal verification activities to identify, assess and manage the risks of human trafficking in our product supply chain. We require each manufacturer to sign an agreement stating that it will only use subcontractors or independent contractors who are compliant with and agree to our Manufacturer’s Code of Conduct.
Internal Accountability – We have internal procedures for determining whether employees or contractors are complying with Company standards regarding slavery and human trafficking. Our legal department conducts an annual training in which employees are trained on human trafficking and slavery awareness within our manufacturers. Our operations and product teams are required to attend such training as those departments are primarily responsible for monitoring compliance. Furthermore, we require each employee to be familiar with our Manufacturer’s Code of Conduct.

Foreign Corrupt Practices Act Policy – We comply with the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). The FCPA makes it illegal for U.S. persons, including U.S. companies and their subsidiaries, officers, directors, employees and agents, and any stockbrokers acting on their behalf, to bribe foreign officials. The FCPA also requires U.S. companies and their subsidiaries to keep accurate and complete books and records and to maintain proper internal accounting controls. All of our employees are required to sign our FCPA policy and complete FCPA training.
Packaging
We regularly review our product packaging for environmental impact and cost. In 2018, we changed the packaging for our BRAVEN product line from acrylic to paper packaging. In addition, we opted to use white rather than black dry molded pulp trays to avoid the use of harmful oils/chemicals required in their development. We plan to continue to consider packaging enhancements for other product offerings and their respective environmental impacts.
In addition to the BRAVEN packaging improvements, we invested in the packaging of our warranty mailer program. We offer a limited lifetime replacement program for our glass products. If the glass scratches or breaks, even through normal daily use, we will replace it for a $5.99 shipping and handling cost. The previous warranty process included a complete retail packaged glass replacement, packing slip, and return envelope, packed in a heavy card stock outbound shipping envelope. The new warranty mailer process eliminates the need for a packing slip and uses a different envelope that is 37% less paper, reducing costs as well as environmental impact.
The implementation of a streamlined, environmentally-friendly warranty replacement system not only led to a significant reduction in material used, but also reduced Carbon Dioxide (“CO2”) emissions. In 2018 alone, this new system reduced material usage by approximately 180,394 pounds, a 43.1% weight reduction. CO2 emissions from pre-consumer freight were reduced by over 447 tons. In addition, 89.6% of the materials used in the new system are recyclable, as opposed to only 64.1% of the materials used previously.
Cybersecurity
We continually monitor and address cybersecurity risk. We have taken action to ensure data privacy and security for our customers on our e-commerce platform as well as require regular cybersecurity training for our employees.
We continually train our employees on cybersecurity. A company-wide training program that started in the first quarter of 2018 received a 100% completion rate as of the end of the fourth quarter of 2018. The topics included the General Data Protection Regulation which was adopted by European Union in May 2018 to protect personal data for all individuals, email security, strong password creation and usage and phishing. The phishing training provided tangible results; the initial click rate was baselined at 18%, but following the training programs the click rate decreased to approximately 8%.
In 2018, we invested in cybersecurity technologies and services that continue to bolster our defense in depth techniques, including: email security advancements such as safe attachment and uniform resource locator detonation capabilities; two-form authentication technologies providing secure access to key systems and services; automation of software patch management; and additional tools to test weak passwords across the organization.
In addition to significant cybersecurity investment, we made several information technology business process improvements that will result in a more secure environment for our customers and employees. Technology platforms that support key business processes are under review to align with business process improvements and lower our exposure to malicious attacks. However, our 2018 acquisition activity created many disparate e-commerce shopping experiences. A single consolidated e-commerce platform supporting cross brand shopping was introduced in early 2019 which we believe will bolster our cybersecurity defenses.
Diversity
We have a responsibility to create a workplace where our employees can thrive. We foster an inclusive culture where our employees can fully contribute their skills and talents. We want our employees to be valued and supported both at work and in their communities. We strive to maintain an environment of mutual respect, free of discrimination or harassment as we seek to enable and support our employees by fostering transparency, collaboration and community.
The tables below provide information about our gender and ethnic employee diversity. Since 2016, we have increased in gender and ethnic diversity.

	FOR THE YEARS ENDED DECEMBER 31,
	2018	2017	2016
Female	39.1%	39.6%	35.0%
Male	60.9%	60.4%	65.0%
Total	100.0%	100.0%	100.0%

	FOR THE YEARS ENDED DECEMBER 31,
	2018	2017	2016
Asian	9.0%	7.0%	$5.4%
Black or African American	2.7%	1.6%	$1.0%
Hispanic or Latino	6.5%	6.2%	$12.8%
Native Hawaiian or Other Pacific Islander	0.4%	0.3%	$0.0%
Not Specified	7.5%	10.8%	$0.5%
Two or more races	3.7%	1.1%	$0.0%
White	70.2%	73.0%	$80.3%
Total	100.0%	100.0%	100.0%
Political/Lobbying Contributions (amounts in thousands)
We have made no material political or lobbying contributions.
Employee Transportation Incentives
Corporate sustainability is an integral part of our culture. We encourage our employees to limit their carbon footprint by providing transportation incentives.
Public Transit Incentive – We provide up to a $50 credit each month to each employee who uses public transit. The incentive is pro-rated for monthly employee usage. The table below presents the number of employees who qualified for the public transit incentive by participating office since 2016.

	FOR THE YEARS ENDED DECEMBER 31,
	2018	2017	2016
Irvine	2	0	0
Kalamazoo	3	1	0
Salt Lake City	8	1	0
Total	13	2	0
Carpool Incentive – Our employees who carpool 3 or more days per week, each week during a month, are eligible to receive a $50 gas card at the end of the month. Our employees who carpool 1-2 days per week, each week during a month, are eligible to receive a $25 gas card at the end of the month. The table below presents the number of employees who qualified for a carpool incentive by participating office since 2016.

	FOR THE YEARS ENDED DECEMBER 31,
	2018	2017	2016

Irvine	2	2	0
Kalamazoo	37	17	0
Salt Lake City	8	6	0
Total	47	25	0

Zero or Low-Emissions Vehicle Incentive – We are committed to taking steps to improve the environment in our local community. To this end, we provide a one-time incentive to employees who purchase a zero or low emissions vehicle. Employees who purchase a new electric or hybrid vehicle may be eligible for a $5,000 incentive. Employees who purchase a used electric or hybrid vehicle may be eligible for a $1,000 incentive. The table below presents the number of employees who qualified for the zero or low-emissions vehicle incentive by participating office since 2016.

	FOR THE YEARS ENDED DECEMBER 31,
	2018	2017	2016

Irvine	7	5	0
Kalamazoo	2	0	0
Salt Lake City	5	2	0
Total	14	7	0
Meetings and Committees of the Board
Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all the Board, committee and stockholders’ meetings. For the fiscal year ended December 31, 2018, there were four meetings of the Board. Ms. Larabee and Messrs. Ahern, Maurer, and Stubbs each attended, in person or by telephone, all of the meetings of the Board and the committees on which he or she served (in each case during the period in which he or she served). Mr. Heiner attended the February and April meetings of the Board and committees on which he served. Mr. Birch attended the October Board meeting, which was the last Board meeting for the fiscal year in conjunction with his appointment as a director on the Board and the meetings of the committees on which he served.
Our Corporate Governance Guidelines set forth a policy which encourages directors to attend our annual meetings of stockholders. Four of our directors attended the 2018 annual meeting of stockholders.
Committees of the Board
The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities: (1) Audit Committee, (2) Compensation Committee, and (3) Nominating and Governance Committee. Each committee acts pursuant to a written charter adopted by the Board. Each committee’s charter is available on our corporate website at http://investors.zagg.com (the URL is included here as an inactive textual reference). All of the committees are comprised solely of non-employee, independent directors as defined by NASDAQ standards.
The table below shows membership for each of the standing Board committees as of December 31, 2018:

AUDIT	COMPENSATION	NOMINATING AND GOVERNANCE
P. Scott Stubbs (Chair)	Daniel R. Maurer (Chair)	Cheryl A. Larabee (Chair)
Cheryl A. Larabee	Charyl A. Larabee	Daniel R. Maurer
Daniel R. Maurer	Michael T. Birch	Michael T. Birch
Michael T. Birch	P. Scott Stubbs	P. Scott Stubbs
Audit Committee
P. Scott Stubbs, Cheryl A. Larabee, Daniel R. Maurer, E. Todd Heiner (resigned effective July 2018), and Michael T. Birch (appointed in October 2018) served on the Audit Committee in 2018. The Board has determined that P. Scott Stubbs and Cheryl A. Larabee are “audit committee financial experts” within the meaning established by the SEC. The primary responsibility of the Audit Committee is to assist the Board in fulfilling its oversight responsibility by reviewing and appraising:
•the integrity of our financial statements, our accounting, auditing and financial reporting processes;
•the management of business and financial risk and the internal controls environment;
•our compliance with legal and regulatory requirements and ethics programs as established by management and the Board, which shall be in conjunction with any recommendations by the Nominating and Governance Committee with respect to the corporate governance standards;
•the reports resulting from the performance of audits by the independent auditor and the internal audit team;
•the qualifications, independence and performance of our independent auditors; and
•the performance of our internal audit team.
The Audit Committee also has responsibility for reviewing and making recommendations to our independent directors regarding related person transactions with the Company and any other potential conflicts of interest of the Board members and our executive officers.
The Report of the Audit Committee is set forth later in this Proxy Statement.

Compensation Committee (Including Interlocks and Insider Participation)
The primary responsibilities of the Compensation Committee are to:
•approve an overall compensation philosophy for our NEOs considering our goals and objectives;
•select performance metrics aligned with our business strategy;
•review and approve our executive cash and stock-based compensation plans;
•review and approve any benefit plans, retirement and deferred compensation or other perquisites offered to the NEOs and other eligible employees;
•review our compensation practices so that they do not encourage imprudent risk taking;
•review and make recommendations to the Board regarding compensation for service on the Board and the Board committees; and
•develop and recommend to the Board for approval an executive officer succession plan.
Daniel R. Maurer, Cheryl A. Larabee, E. Todd Heiner (resigned effective July 2018), Michael T. Birch (appointed in October 2018), and P. Scott Stubbs served on the Compensation Committee in 2018. None of the directors who served on the Compensation Committee in 2018 has ever served as one of our officers or employees or is or was a participant in fiscal 2018 in a related person transaction with the Company. None of our NEOs serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving on our Compensation Committee or as a member of our Board.
Nominating and Governance Committee (Including Nomination Process)
The primary responsibilities of the Nominating and Governance Committee are to:
•review and recommend individuals to the Board for nomination as members of the Board and its committees;
•develop and review our Corporate Governance Guidelines;
•monitor compliance with the Code of Ethics and FCPA;
•review and recommend approval of corporate governance policies and practices;
•review the Company’s new director orientation program and continuing director education programs; and
•oversee the process developed by the Board for an annual performance evaluation of the Board and its committees and the conduct of such evaluation.
Cheryl A. Larabee, Daniel R. Maurer, E. Todd Heiner (resigned effective July 2018), Michael T. Birch (appointed in October 2018) and P. Scott Stubbs served on the Nominating and Governance Committee in 2018. The policy of the Nominating and Governance Committee is to consider stockholder recommendations for candidates to serve as our directors properly submitted in accordance with our bylaws. In evaluating those recommendations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience, and capability on the Board and to address the membership criteria described below. Any stockholder wishing to recommend a candidate for consideration by the Nominating and Governance Committee should submit a recommendation in writing indicating the candidate’s qualifications and other relevant biographical information (including without limitation, name, age, business and residence address, principal occupation, class and number of shares of the Company held by the candidate) and provide confirmation of the candidate’s consent to serve as a director. This information should be addressed to the Nominating and Governance Committee c/o Secretary at the following address:
ZAGG Inc
910 West Legacy Center Way, Suite 500
Midvale, Utah 84047
As contemplated by our Corporate Governance Guidelines, the Nominating and Governance Committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, at least annually.
The criteria considered by the Nominating and Governance Committee in evaluating director nominees include, without limitation, the following:
•a candidate must demonstrate integrity, accountability, informed judgment, financial literacy, creativity, and vision;
•a candidate must be prepared to represent the best interests of all our stockholders, not just those of a particular constituency;
•a candidate must have a record of professional accomplishment in his or her chosen field; and

•a candidate must be prepared and able to participate fully in Board activities, including membership on Board committees.
The above criteria are not exhaustive and the Nominating and Governance Committee may consider other qualifications and attributes that it believes are appropriate in evaluating the ability of an individual to serve as a director. Additionally, different factors may assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the Nominating and Governance Committee’s perceptions about future issues and needs.
The Nominating and Governance Committee does not have a formal policy regarding diversity, but as described above considers a broad range of attributes and characteristics in identifying and evaluating nominees for election to the Board. The Nominating and Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for directors. Candidates may come to the attention of the Nominating and Governance Committee through various means, including current directors, stockholder recommendations or other referrals. Candidates are evaluated at meetings of the Nominating and Governance Committee, and may be considered at any point during the year.
There have been no material changes to the procedures by which stockholders may recommend nominees to the Board since we last provided this disclosure.
Stockholder Engagement
Our Board and management value the opinions and feedback of our stockholders, and we are committed to ongoing engagement with, and listening to, our stockholders. Our stockholder engagement team consists of our CFO, our general counsel, ICR, an external investor relations firm, Aon, a professional services firm, and the Chairperson of our Compensation Committee.
In response to discussions with stockholders, the Compensation Committee has made a number of enhancements to our executive compensation program. The Compensation Committee will continue to closely monitor the executive compensation program in an effort to align the interests of our executive officers with the interests of our stockholders and to address material concerns raised by stockholders.
Stockholders and other interested parties who wish to communicate with the Board on these or other matters may contact us at IR@zagg.com or by mail at ZAGG Inc, 910 West Legacy Center Way, Suite 500, Midvale, Utah 84047.
Executive Officer Biographies
In addition to Chris Ahern, our CEO and director, whose biographical information is set forth above, the following individuals currently serve as our executive officers.
Brian Stech, 43, is our President with responsibility for leading the strategy and execution of our product, brand and distribution initiatives. Prior to his appointment, Mr. Stech served as our Chief Commercial Officer (“CCO”) in 2017, and served as President of our ZAGG business unit in 2016. Mr. Stech joined us as our Executive Vice President of Global Sales, and was promoted to Executive Vice President of Global Sales and Marketing in 2014. Prior to joining us in 2014, Mr. Stech served as President of SteelSeries, an award-winning gaming accessories company that was recognized by Entrepreneur Magazine as one of the “Top 100 Brilliant Companies to Watch” in 2009. Mr. Stech grew revenue twentyfold from 2008 to 2013 while guiding the company to a leading market share position in North America. Prior to his tenure at SteelSeries, Mr. Stech led global marketing and channel development for Motorola’s smartphone business unit. Mr. Stech has also served in leadership roles at Mobility Electronics (iGo, Inc.) and Ralston Purina Company. Mr. Stech holds a B.S. in Business from Indiana University.
Jim Kearns, 58, was appointed to serve as our Chief Operating Officer (“COO”) in August 2018, with responsibility for designing, implementing, and overseeing our business operations and information technology. Mr. Kearns has more than 30 years of experience in business transformation, customer loyalty, and operational management. Prior to joining us, Mr. Kearns was Vice President of Hewlett-Packard (“HP”) from August 2013 to August 2018, where he led a team responsible for processing and end-to-end management of all HP enterprise orders, and pre- and post-sales support. During his five years at HP, Kearns demonstrated strong leadership across several operational functions and established a proven track record of delivering material results. Prior to HP, Mr. Kearns spent 15 years at Dell in several operational roles, where in his latter years he served as the executive director in charge of EMEA sales operations. In this role, Mr. Kearns identified and led a significant amount of process transformation and managed change across all business functions to enhance customer experience, operational efficiency, and business growth. Mr. Kearns earned his bachelor’s degree in business management from the Institute of Commercial Management and has completed post graduate studies in electronic engineering; 6 Sigma, quality & environmental management.

Taylor D. Smith, 40 , was appointed to serve as our CFO effective March 31, 2019, after previously serving as our Vice President of Finance and Accounting. Mr. Smith has the responsibility for the common support areas of finance, accounting, treasury, and investor relations. Prior to his promotion to Vice President, Finance and Accounting in January 2013, Mr. Smith served as our Director of SEC Reporting. Before joining ZAGG in July 2011, Mr. Smith served in various roles at KPMG starting in August 2004, including senior manager, manager, senior associate, and associate within the audit group. Mr. Smith is a licensed certified public accountant and holds a B.S. and a Masters in Accountancy from Brigham Young University.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG as our independent registered public accounting firm (independent auditors) to audit our 2019 consolidated financial statements and internal control over financial reporting as of December 31, 2019. We are seeking stockholder ratification of such action. Stockholder ratification of the appointment of KPMG is not required by our bylaws or otherwise. However, we are submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will consider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and the stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE
RATIFICATION OF APPOINTMENT OF KPMG AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

KPMG, an independent registered public accounting firm, was engaged as our independent registered public accounting firm for the years 2010 to 2018.

Audit Committee Report
The responsibilities of the Audit Committee include providing oversight to our financial reporting process through periodic meetings with our independent registered public accounting firm and management to review accounting, auditing, internal controls, and financial reporting matters. Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm, KPMG, is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board ("PCAOB") and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has met and held discussions with management and KPMG. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with U.S. GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG. The Audit Committee discussed with KPMG matters required to be discussed by AS 1301, “Communication with Audit Committee,” as adopted by the PCAOB.
KPMG also provided to the Audit Committee the written disclosures required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence, and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee also considered all non-audit services provided by KPMG and verified that each was compatible with their independence.
Based upon the Audit Committee’s discussion with management and KPMG, and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC.
The Audit Committee
P. Scott Stubbs, Chair
Cheryl A. Larabee
Daniel R. Maurer
Michael T. Birch
It is expected that representatives of KPMG will attend the Meeting and be available to make a statement or respond to appropriate questions.

Audit Fees
For the years ended December 31, 2018 and 2017, we incurred fees to KPMG. Audit fees include the annual audit, the audit of the effectiveness of internal control over financial reporting, quarterly reviews, audit for business acquisitions, and accounting consultations. The increase in audit fees from 2017 to 2018 is primarily related to work incurred during 2018 regarding the acquisitions of Gear4 and HALO. Audit-related services consisted of due diligence services in connection with acquisitions of Gear4 and HALO and a subscription fee for an online accounting research tool. Tax fees include U.S., foreign, and state income tax preparation and tax consultation. The Audit Committee believes KPMG’s independence has not been impaired by their non-audit services.
A summary of fees incurred to KPMG in 2018 and 2017 appears below:

FEE CATEGORY	2018	2017
Audit	$1,349,615	$1,552,500
Audit - Gear4 acquisition	400,000	—
Audit - HALO 2018 financial statements	130,000	—
Sub-total audit	1,879,615	1,552,500
Audit-related services	566,530	1,780
Tax services	339,756	367,117
Total fees	$2,785,901	$1,921,397
It is the policy of the Audit Committee to pre-approve audit, audit-related, tax and non-audit services to be performed by the independent registered public accounting firm and the related fees. The Audit Committee is authorized by the Board to delegate, within specified limits, the pre-approval of such services and fees to an individual member of the Audit Committee, provided that such individual shall report any decisions to pre-approve such services and fees to the full Audit Committee at its next regularly scheduled meeting. During 2018, no fees were approved by the Audit Committee after services were performed pursuant to the de minimis exception established by the SEC.

PROPOSAL 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Consistent with the vote of our stockholders, our Board has determined to submit the approval of our executive compensation annually to our stockholders on a non-binding basis. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of our NEOs. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs.
Our executive compensation program is designed to attract, motivate, and retain a talented team of executives. We seek to accomplish this goal in a way that rewards performance that is aligned with our stockholders’ long-term interests. We believe that our executive compensation program satisfies this goal and is strongly aligned with the long-term interests of our stockholders.
As depicted below, our executive compensation program received significant support from stockholders in the 2016, 2017, and 2018 vote.
In accordance with the requirements of Section 14A of the Exchange Act, we are including in this Proxy Statement a separate resolution, subject to a non-binding stockholder vote, to approve the compensation of our NEOs as disclosed in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Meeting:
RESOLVED, that the stockholders of ZAGG Inc approve, on an advisory basis, the compensation of its Named Executive Officers as disclosed in the Proxy Statement for the Annual Meeting of Stockholders held June 20, 2019, pursuant to Item 402 of Regulation S-K, including the narrative discussion of executive compensation, the accompanying tabular disclosure regarding compensation of the Named Executive Officers and the corresponding narrative disclosure and footnotes.
As an advisory vote, this proposal is not binding on the Board. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and considers the outcome of the vote when making future compensation decisions for our NEOs.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVES, AS DISCLOSED IN THIS PROXY STATEMENT.

Compensation Discussion and Analysis
The compensation discussion and analysis describes the material components of the 2018 executive program, including the compensation objectives, principles, practices, and decisions as they relate to our NEOs, and outlines the 2018 compensation paid to NEOs during the fiscal year ended December 31, 2018.
Our 2018 NEOs

NAME	TITLE
Chris Ahern	Chief Executive Officer & Director	(1)
Bradley J. Holiday	Chief Financial Officer	(2)
Brian Stech	President	(1)
Jim Kearns	Chief Operating Officer	(3)
Randall L. Hales	Former President, Chief Executive Officer & Director	(4)

1.On March 7, 2018, the Board promoted Chris Ahern to serve as CEO and director, and Brian Stech was promoted to President. Throughout 2017 and until March 7, 2018, Mr. Ahern served as president of mophie while Mr. Stech served as CCO of ZAGG.
2.Effective March 31, 2019, Mr. Holiday resigned as CFO.
3.Mr. Kearns was hired as COO in August 2018.
4.Effective March 1, 2018, Mr. Hales resigned as President, CEO, and director.
Executive Summary
The Compensation Committee believes that emphasis on variable, performance-based compensation at our senior executive levels is a key element in achieving a pay-for performance culture and in aligning management’s interests with those of our stockholders. When determining target executive pay, the Compensation Committee attempts to ensure that compensation is closely aligned with our overall strategy and that it motivates executives to achieve superior performance, which hopefully leads to better stockholder returns.
Elements of Executive Compensation
Our executive compensation in 2018 was comprised of three primary elements:

	ELEMENT	FORM	PURPOSE	HOW IT LINKS TO PERFORMANCE
Fixed	Base Salary	Cash	To provide a stable, market comparable, reliable source of income.	●	Reviewed annually; adjustments made based on individual and Company performance
At-Risk	Short-Term Performance	Cash	To reward the achievement of annual financial and	●	Targets linked to strategic initiatives and functional team goals
	Based		operational goals.	●	Maximum and minimum thresholds based on achievement of cost reduction, strategic initiatives and functional team goals and targets
	Long-Term	RSUs	To reward the achievement of	●	Performance- and time-based
	Performance Based		our long-term performance and strategic goals.	●	Three-year graded vesting from the date of grant
				●	Adjusted EBITDA and Net Sales targets
				●	Maximum and minimum thresholds based on achievement of goals and targets
Target Pay Mix
The relative mix of 2018 target compensation for NEOs is presented in the chart below:

1. Mr. Hales' pay mix is not included in the target pay mix above due to his resignation in March 2018.
Several one-time nonperformance-based bonuses were granted to the following executives during 2018 which were not included in the target pay mix above:
Chris Ahern Promotional Award
In connection with his appointment as CEO in March 2018, Mr. Ahern received a one-time RSU award equal to the share equivalent of $700,000 on the date of grant. Pursuant to the terms of the award, Mr. Ahern had an option to receive a portion of the award in cash. Mr. Ahern selected to take $400,000 in cash concurrent with his move and home purchase near our corporate headquarters and kept $300,000 in RSUs (the equivalent of 19,355 shares). One-third of the awards on each of the 1st, 2nd, and 3rd anniversaries of the grant date subject to Mr. Ahern's continued employment with the Company.
Bradley J. Holiday Cash Bonus
In March 2018, the Compensation Committee approved a one-time cash retention bonus award to Mr. Holiday in the amount of$476,000 to retain Mr. Holiday for at least 12 months following the recent change in our CEO. As one of our most senior executives, Mr. Holiday served a critical role as our CFO and a key strategic decision maker for our business. His extensive executive experience provided essential guidance and mentorship to our new CEO.
The bonus was payable in two equal installments, with the first installment paid on January 2, 2019, and the second installment paid upon filing of our Annual Report on Form 10-K for the year ended December 31, 2018.
Brian Stech Promotional Award
In connection with his appointment as President in March 2018, Mr. Stech received a one-time RSU award of 32,258 equal to the share equivalent of $500,000 on the date of grant, which vest one-third on each of the 1st, 2nd, and 3rd anniversaries of the grant date subject to Mr. Stech's continued employment with the Company.
Jim Kearns Sign-On Bonus
In August 2018, the Compensation Committee approved a one-time cash sign-on bonus award of $100,000 to Mr. Kearns in connection with his appointment as COO.
Performance-based vs. Nonperformance-based Compensation
As discussed above, our executive compensation program is designed to focus on pay-for-performance. The following table illustrates our effort to align our NEO compensation with our financial performance and other performance related goals. As depicted below, over 50% of the NEO compensation is based on their performance:

1.Mr. Hales was not included due to his resignation in March 2018. One-time nonperformance-based bonuses granted to Messrs. Ahern, Holiday, Stech and Kearns were excluded in the 2018 compensation. If such one-time nonperformance-based bonuses were included in 2018 total compensation, the percentage of the performance-based compensation would be 39%. Details of these one-time nonperformance-based bonuses are discussed above.
2.Mr. Smith was included in the 2019 target compensation.
Base Salary
During the fourth quarter Board meeting held each October, the Compensation Committee reviews benchmarking data from the peer group and industry based on positions and companies with similar size to ensure that the NEOs’ salaries are set at levels that are competitive. In addition, the NEOs' salaries are based on their individual performance, current responsibilities, expertise, and expected future contributions. None of our NEOs are currently party to an employment agreement that provides for automatic or scheduled increases in their base salary.

NAME	2018 ANNUAL BASE SALARY ($)	2017 ANNUAL BASE SALARY ($)	PERCENTAGE INCREASE (DECREASE) COMPARED TO 2017 BASE SALARY (%)
Chris Ahern	$500,000	$400,000	25%	(1)
Bradley J. Holiday	$340,000	$340,000	0%
Brian Stech	$400,000	$400,000	0%
Jim Kearns	$400,000	$—	N/A	(2)

1.Mr. Ahern’s base salary increased during 2018 after being promoted to CEO.
2.Mr. Kearns was hired in August 2018.
3.Mr. Hales was not included due to his resignation in March 2018.
Short-term Incentive - Cash Bonus
We tie NEO bonuses to specific goals linked to strategic initiatives and functional team goals, which are measured monthly and paid in quarterly cash bonuses. Since the implementation of these strategic and functional goals, we have seen improved operating efficiency, competitiveness, and profitably.
1/3 of the short-term incentive is linked to a $9.0 million cost reduction goal in 2018. We are constantly working to drive cost of goods and operating costs out of the business to better leverage our growing sales. During 2018, we were successful in achieving various product costs downs, more efficient freight spend, and improvements in our operating expense spend.
1/3 of the short-term incentive is linked to strategic initiatives, including $80.0 million in direct-to-consumer sales and on-time product launches. We view the direct-to-consumer sales channel as critical to both our short and long-term success, and one in which additional focus was needed during 2018. In addition, as a product company, on-time product launches are important to maintain market leadership and meet the demands of our various customers. We view both of these strategic goals as critical to our 2018 performance.
The remaining 1/3 of the short-term incentive is linked to functional team goals. We have 47 teams, each responsible for establishing appropriate performance goals at the department and team level, resulting in 164 goals tracked and reported monthly. The specific goals for the NEOs were established at the beginning of the fiscal year by each respective functional team and approved by the CEO. The CEO’s cash incentive bonus was tied to the achievement of the NEOs’ goals, all of which are designed to improve operational processes to reduce costs, increase productivity, enhance competitive positioning, and improve financial results.

NAME	GOAL	TARGET BONUS (% OF BASE SALARY)	TARGET BONUS ($)	TOTAL TARGET ACHIEVED (%)(1)	ACTUAL BONUS EARNED ($)(2)
Chris Ahern	33% of Cost Reduction, 33% of Strategic Initiatives and 33% of Functional Team Goals Achieved	100%	$472,500	91%	$432,077
Bradley J. Holiday	33% of Cost Reduction, 33% of Strategic Initiatives and 33% of Functional Team Goals Achieved	40%	$136,000	92%	$124,833
Brian Stech	33% of Cost Reduction, 33% of Strategic Initiatives and 33% of Functional Team Goals Achieved	50%	$196,662	92%	$180,463
Jim Kearns (3)	33% of Cost Reduction, 33% of Strategic Initiatives and 33% of Functional Team Goals Achieved	40%	$53,335	87%	$46,376

1.The goals are weighted equally at the beginning of the year based on the achievement of cost reduction target, strategic initiatives (50% tied to .com and other direct to consumer sales of $80 million and 50% tied to on time product launches) and team goals. Thus, the ultimate cash bonus to each NEO is based on (1) the achievement of the individual goals and (2) the weight of each goal. If a goal is not achieved in a given period which is measured quarterly, the cash pay-out associated with that particular goal is $0.
2.The goals achieved during the fourth quarter of 2018 were paid out in the first quarter of 2019. Thus, the above represents cash awards earned during 2018 although full payment did not occur until 2019.
3.Mr. Kearns' target bonus was based on a prorated portion of his target.
4.Mr. Hales was not included due to his resignation in March 2018.
Long-term Incentive - RSUs
The goals of the long-term incentive program are to:
•align the financial interests of our NEOs and stockholders;
•motivate decision making that improves financial performance over the long-term;
•recognize and reward superior financial performance;
•provide a retention element to our compensation program; and
•promote compliance with the stock ownership guidelines for executives.
2018 Summary of Performance Metrics
Upon review of the results of yearly outreach to stockholders and best practices as defined by the leading proxy advisers, the Compensation Committee annually evaluates possible adjustments to further tie compensation to our performance. A summary of the 2018 performance metrics is as follows:

METRIC	WEIGHTING	MINIMUM THRESHOLD (85%)	TARGET (100%)	MAXIMUM (115%)	ACTUAL 2018
Net Sales	50%	$484,500,000	$570,000,000	$655,500,000	$538,230,667
Adjusted EBITDA	50%	$67,150,000	$79,000,000	$90,850,000	$76,393,331
For every 1.0% increase or decrease relative to the target, the shares actually earned under each NEO’s RSU grant is increased or decreased by 1.5% and are subject to additional time-based vesting criteria. RSUs vest one-third after the end of the one-year performance period in March 2019 and an additional one-third each in March 2020 and March 2021. No RSUs vest if the minimum threshold for each metric is not met. Grants are capped even if the maximum net sales and Adjusted EBITDA metrics are exceeded.
Based on the 2018 operating results, the NEOs earned performance-based RSUs as detailed below. For 2018, we continued to use a one-year performance period for performance-based awards that vest over a three-year period. The Compensation Committee believes a one-year performance period continues to be appropriate given the rapid changes within the industry and the difficulty in forecasting beyond one year.

NAME	TARGET RSU GRANT (1)	TARGET RSU GRANT (% OF BASE SALARY)	TARGET RSUs (#)	IMPACT OF NET SALES TARGET ACHIEVED ON TARGET RSUs (#)	IMPACT OF ADJUSTED EBITDA TARGET ACHIEVED ON TARGET RSUs (#)	NET RSUs EARNED (#)	PERCENT OF RSUs EARNED (%)
Chris Ahern	$500,000	100%	42,553	(1,779)	(1,053)	39,721	93%
Bradley J. Holiday	$225,000	66%	19,149	(800)	(474)	17,875	93%
Brian Stech	$280,000	70%	23,830	(996)	(590)	22,244	93%
Jim Kearns	$225,000	56%	14,241	(595)	(352)	13,294	93%

1.Represents the full grant date fair market value of the restricted stock awards as computed under ASC Topic 718 and the expense attributable to restricted stock unit awards granted to be recorded over the vesting period. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to our audited financial statements for the fiscal year ended December 31, 2018, which are included in our Annual Report on Form 10-K filed with the SEC.
2.Mr. Hales was not included due to his resignation in March 2018.
In granting performance-based RSUs to the NEOs, the Compensation Committee considers the impact of the grant on our financial performance, as determined in accordance with the requirements of ASC Topic 718. For long-term awards, we record expense in accordance with ASC Topic 718.
Executive Compensation Philosophy
Our compensation philosophy mirrors our overall business strategy. Our executive compensation program is centered on a pay-for-performance philosophy, which aligns executive compensation with stockholder value and ultimately impacts our compensation program design. We are keenly focused on creating a competitive, efficient, and sustainable business that provides real and on-going value to stockholders. The following principles govern our compensation philosophy:

PRINCIPLES GUIDING OUR EXECUTIVE COMPENSATION
Link a significant portion of compensation to Company and individual performance.		Talent acquisition and retention.
We believe that compensation levels should reflect performance, both corporate and individual. This is accomplished by:		●	We strive to offer compensation that is competitive with that offered by comparable companies regionally and globally to attract, retain and reward our NEOs.
●	Motivating, recognizing and rewarding individual excellence.	●	Align management’s interests with those of stockholders.
●	Paying short-term cash bonuses based upon measurable corporate financial and individual performance goals.	●	We seek to implement programs that will encourage NEOs to remain with us and to increase long-term stockholder value by providing competitive compensation and granting long-term stock-based awards with a 3-year vesting period.
●	Linking long-term compensation to our performance-based on net sales and Adjusted EBITDA.

Executive Compensation Practices
The objective of our executive compensation programs is to align the actions of our executives with our performance. Below is a discussion of the executive compensation practices implemented to drive executive performance, as well as practices not implemented, as they do not support our stockholders’ long-term interests.
1.All of our NEOs participate in a performance-based stock incentive bonus plan, which compensates executives completely based on our achievement of financial metrics. The NEOs also participate in a performance-based cash incentive bonus, which compensates executives completely based on the achievement of operational, strategic, and functional team goals. This practice aligns our executive incentives with our financial performance and the creation of stockholder value.
2.The stock awards granted to our CEO, President, CFO and COO that provide for accelerated vesting in the event of a CIC have a “double-trigger” instead of a “single trigger.”
3.Within five (5) years from the date of the executive’s hire or promotion, all of our NEOs are required to own shares of Common Stock having an aggregate value at least equal to: (i) five times the base salary for our CEO and (ii) three times the base salary of all other executive officers. In addition, in the same time frame, members of the Board are required to own shares of Common Stock having an aggregate value at least equal to three times the cash portion of their annual Board compensation. The Board reviewed compliance with the equity ownership guidelines during 2018 and all NEOs and members of the Board are either in compliance currently or are expected to be so in advance of the applicable deadline.
4.The pay-for-performance compensation packages offered to our executives consist of a combination of base salary, performance-based cash incentives, and performance-based stock awards designed to incentivize our executive officers to achieve performance results that deliver both short-term and long-term stockholder value.
5.We employ an incentive clawback policy under which the Compensation Committee has the right, subject to applicable state and federal law, to require any executive to repay performance-based compensation paid if there is a material financial restatement of results for any prior fiscal year, which results in over payment of performance-based incentives for the applicable fiscal year.
6.Prohibit cash buyouts and share recycling associated with SARs and options.
7.Require all awards to include a minimum 12-month vesting period (subject to limited exceptions).
8.We do not re-price our stock options and would not do so without stockholder approval.
9.We do not provide our executive officers with excise tax gross-ups.
10.We do not reset or amend any of the performance goals or targets used to set executive compensation programs in a fiscal year.
11.We do not provide dividend equivalents on unvested equity awards.

Executive Compensation Procedures
Role of the Compensation Committee
The Compensation Committee has responsibility for establishing and monitoring our executive compensation programs and for making decisions regarding the compensation of the NEOs. In fulfillment of such responsibility, the Compensation Committee performs the following tasks:
•Studies executive compensation market data and trends;
•Seeks advice from compensation consultants regarding best practices;
•Monitors policies published by certain proxy advisory firms, including Institutional Shareholder Services (“ISS”) and Glass Lewis & Co.;
•Evaluates the economic, strategic and organizational challenges facing us;
•Establishes base salaries, and determines short-term and long-term pay-for-performance compensation for the NEOs;
•Presents CEO’s overall compensation package to the entire Board for ratification;
•Administers our incentive compensation and stock-based plans; and
•Makes regular reports to the Board, including an annual report, with the approval or disapproval of management’s recommendations for material changes in NEOs’ existing retirement and benefit plans.
The Compensation Committee finalizes the executive compensation decisions after reviewing our performance and evaluating the NEOs’ performance against established goals, leadership ability, Company responsibilities, and current compensation arrangements. To assist in this process, it reviews a compensation analysis for each NEO to understand how each element of compensation relates to other elements and to the compensation package as a whole. The compensation analysis summarizes the total compensation opportunity, including fixed and variable compensation, perquisites and potential payments upon termination or change of control. In addition, the compensation analysis includes a summary of historical compensation.
The Compensation Committee also monitors, administers, and approves awards under our various pay-for-performance compensation plans for all levels within the Company, including awards under our Amended and Restated 2013 Equity Incentive Award Plan.
Role of Our CEO and Other Senior Executive Officers
Our CEO also serves as a director and is uniquely positioned to serve as a resource to the Board and the Compensation Committee in many of its compensation decisions, and in their evaluation of the issues, opportunities, and challenges facing us and our industry. This support may help inform the identification of key performance metrics and indicators that may be used in setting performance-based compensation. Our CEO is close to our day-to-day operations and is able to identify key contributors and top performers within the Company, which helps to ensure that their compensation accurately reflects their responsibilities, performance, future expectations, and experience levels. While our CEO recuses himself from any Board discussions that involve his own compensation, his recommendations and feedback, along with the feedback and recommendations of our other senior executive officers, are often taken into consideration by the Board and the Compensation Committee when setting compensation levels.
Role of Consultants
From time to time, the Compensation Committee may engage consultants to perform compensation studies related to current executive and Board compensation, including a review of cash and stock-based compensation to executives and the Board. The Compensation Committee has sole authority over consultants, who work exclusively for the Board, and do not provide additional services to management or the executive team. The Compensation Committee has sole authority to hire and fire any such consultants.
In fiscal year of 2018, we retained Aon to provide input and guidance on our NEO and Board compensation relative to our peer group.

Peer Group
In 2018, the Compensation Committee worked with its independent consultant, Aon, to assess the appropriateness of the peer group previously used for purposes of benchmarking our executive and director compensation. To initially formulate this peer group, the Compensation Committee identified companies that were technology-focused and/or producers of consumer branded products of similar size (1/3 to 3x ZAGG 's revenue) and complexity. The executive benchmarking data from the peer group was size-adjusted based upon our revenue using a regression analysis.
After evaluating the peer group previously determined in 2017, the Compensation Committee determined that no changes to the peer group were warranted for 2018 and that the peer group identified below remains representative of the competitive market against which the Company competes for executive talent and approved the group for benchmarking purposes.

COMPANIES IN PEER GROUP
Callaway Golf Company	JAKKS Pacific, Inc.	Plantronics, Inc.
CSS Industries, Inc.	Johnson Outdoors Inc.	Roku, Inc.
Daktronics Inc.	Libbey Inc.	Summer Infant, Inc.
Dolby Laboratories, Inc.	Lifetime Brands, Inc.	Turtle Beach Corporation
Hamilton Beach Brands Holding Company	Nautilus, Inc.	Universal Electronics Inc.
iRobot Corporation
The Compensation Committee intends to review the peer group regularly to confirm its validity relative to ZAGG before using it for benchmarking purposes.
Benchmarking
On an annual basis, the Compensation Committee considers a number of factors in establishing or recommending a target total compensation opportunity for each executive including, but not limited to, market data, tenure in position, experience, sustained performance, and internal pay equity. Although the Compensation Committee strives to be at the median, it does not target a specific market position.
Compensation Risk Assessment
Management, the Compensation Committee and Aon have assessed our compensation policies and practices with respect to all employees to determine whether risks arising from those policies and practices are reasonably likely to have a material adverse effect on us. In doing so, management, the Compensation Committee and Aon considered various features and elements of the compensation policies and practices that discourage excessive or unnecessary risk taking. As a result of the assessment, we have determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
NEO Agreements and Change-in-Control Policies
Below is a table that identifies NEOs with clauses in their employment agreements related to CIC and specifies which clauses are applicable to each NEO.

NAMED EXECUTIVE OFFICERS	TERMINATION FOR CAUSE	Change-in-Control
Chris Ahern	✓	✓
Bradley J. Holiday	✓	✓
Brian Stech	✓	✓
Jim Kearns	✓	✓
Change-in-Control “Double Trigger” Policy
Each of Messrs. Ahern, Holiday, Stech, and Kearns have entered into a CIC addendum to his employment agreement or CIC agreement (“CIC Addendum/Agreement”). Pursuant to the CIC Addendum/Agreement, if the individual is subject to a termination without cause or terminates his employment for good reason after a CIC event (each as defined in the CIC Addendum/Agreement), such individual will be entitled to the following after the date of separation, subject to such individual's execution of a separation or settlement agreement contain in a general release of known and unknown claims against the Company:

SEVERANCE PAYMENTS EQUAL TO
	BASE SALARY				ANNUAL TARGETED BONUS
	12 MONTHS	24 MONTHS	100%	75%	12 MONTHS	24 MONTHS
Chris Ahern	✓		✓		✓
Bradley J. Holiday		✓	✓			✓
Brian Stech	✓		✓		✓
Jim Kearns	✓			✓	✓
These severance payments will be paid bi-monthly in accordance with our normal payroll practices and will commence within 30 days from separation. In addition, the vesting and exercisability of outstanding incentive awards for which the performance criterion has been met will automatically accelerate. Awards for which the performance criterion has not yet been met are subject to pro-rata vesting as previously described. During the severance period months, we will also pay the premiums to continue the executive’s group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") if he is eligible for COBRA and has elected continuation coverage under applicable rules. However, our COBRA obligations shall immediately cease to the extent the executive becomes eligible for substantially equivalent health insurance coverage from a subsequent employer.
Termination for Cause Policy
If a NEO’s employment is terminated by us for cause, the NEO is entitled to no compensation or benefits from us other than those earned through the date of termination. A termination “for cause” occurs if the NEO is terminated for any of the following reasons: (i) theft, dishonesty or falsification of any employment or our records; (ii) improper disclosure of our confidential or proprietary information resulting in damage to us; (iii) any action by the executive which has a material detrimental effect on our reputation or business; (iv) the executive’s failure or inability to perform any assigned duties after written notice from the Company to them of, and a reasonable opportunity to cure, such failure or inability; (v) the executive’s conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs their ability to perform the duties under the employment agreement or (vi) the executive’s failure to cooperate in good faith with a governmental or internal investigation or our directors, officers or employees, if we have requested their cooperation.
Employment and Severance Agreements
Messrs. Ahern, Holiday, Stech, and Kearns have employment agreements with us which are discussed below. Each of the employment agreements includes an employee severance component. As discussed above, Messrs. Ahern, Holiday, Stech, and Kearns also have severance agreements related specifically to a CIC of the Company. Executive employment agreements include a compensation addendum with parameters established each fiscal year by the Compensation Committee.
Messrs. Ahern, Holiday, Stech, and Kearns’ employment with us is “at will,” and either we or they may terminate their employment at any time with or without cause.
The Compensation Committee reviews Messrs. Ahern, Holiday, Stech, and Kearns’ base salary and other compensation annually, and revises such amounts at its discretion. In addition to base salary, they may receive an annual cash incentive bonus and/or annual stock-based compensation as determined by the Compensation Committee, subject to the achievement of various operational and financial goals. All RSU awards are issued and vest pursuant to the terms of our grants discussed in detail above under Long-term Incentive - RSUs.
If Messrs. Ahern, Holiday, Stech, or Kearns’ at-will employment is terminated by us without cause, and if he signs a general release of known and unknown claims in form satisfactory to us, he will receive severance payments equal to their current compensation, less applicable withholding, for 12 months (24 months in the case of Mr. Holiday) after the date of the termination. For purposes of calculating such severance, current compensation means the sum of such person's then-current base salary (75% of then-current base salary in the case of Mr. Kearns) plus the current annual targeted bonus. Any severance payment in connection with a CIC will be handled under the CIC "double-trigger" policy described above, and any severance payment noted here is not additive to any payouts under that policy.
Section 162(m) Treatment Regarding Pay-for-Performance Stock-based Awards
Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company is generally denied deductions for compensation paid to certain of its NEOs to the extent the compensation for any such individual exceeds $1,000,000 for the taxable year. Generally, in structuring compensation for our NEOs, we consider whether a form of compensation will be deductible; however, other factors as discussed above may be of greater importance than preserving deductibility for a particular form of compensation.

Beginning with fiscal 2018, the exception for performance-based compensation has been eliminated. To maintain flexibility in compensating executive officers in view of the overall objectives of our compensation program, the Compensation Committee has reserved the right to grant compensation that is not tax deductible should it determine that doing so will better meet our objectives.

Report of the Compensation Committee
The Compensation Committee has reviewed the foregoing compensation discussion and analysis and discussed with our management the information set forth herein. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the foregoing compensation discussion and analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in our Proxy Statement for the 2019 Annual Meeting of Stockholders.
The Compensation Committee
Daniel R. Maurer, Chair
Cheryl A. Larabee
Michael T. Birch
P. Scott Stubbs

Executive Compensation Tables
Summary Compensation Table
The following table summarizes information for the fiscal years ended December 31, 2018, 2017 and 2016, concerning the compensation paid (salary and bonus) or granted (stock-based compensation) to our NEOs who served as executive officers during 2018.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	NON-EQUITY INCENTIVE CASH AWARD ($)		RSUs ($)(1)	ALL OTHER COMPENSATION ($)		TOTAL ($)
Chris Ahern	2018	$477,651	$832,077		$766,726	$148,961	(3)	$2,225,415
CEO and Director (2) (7)	2017	$400,000	$143,493		$588,769	$306,805	(4)	$1,439,067
	2016	$188,291	$42,264		$200,000	$27,202	(5)	$457,757

Bradley J. Holiday (9)	2018	$340,000	$124,833		$210,027	$28,996	(3)	$703,856
SVP of Finance & Strategic Projects	2017	$340,000	$95,530		$249,394	$28,313	(4)	$713,237
	2016	$300,000	$137,517		$530,604	$10,000	(5)	$978,121

Brian Stech	2018	$400,000	$180,463		$761,368	$30,952	(3)	$1,372,783
President (2)	2017	$400,000	$113,892		$763,070	$27,372	(4)	$1,304,334
	2016	$371,875	$106,734		$600,004	$24,156	(5)	$1,102,769

Jim Kearns (6)	2018	$127,175	$146,376		$210,034	$7,354	(3)	$490,939
COO	2017	$—	$—		$—	$—	(4)	$—
	2016	$—	$—		$—	$—	(5)	$—

Randall L. Hales	2018	$452,732	$166,590		$—	$31,280	(3)	$650,602
Former President, CEO & Director (2)	2017	$675,000	$1,616,439	(8)	$826,369	$38,813	(4)	$3,156,621
	2016	$696,400	$349,939		$2,327,020	$24,145	(5)	$3,397,504

1.Represents the full grant date fair market value of the restricted stock awards as computed under ASC Topic 718 and the expense attributable to restricted stock unit awards granted to be recorded over the vesting period. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the fiscal years ended December 31, 2018, 2017, and 2016, which are included in our Annual Reports on Form 10-K filed with the SEC.
2.Effective March 1, 2018, Mr. Hales resigned as President, CEO and a director. Following his resignation, Mr. Hales was engaged as our consultant and received $700,000 in consulting fees during 2018. On March 7, 2018, the Board appointed Chris Ahern to serve as CEO and a director, and Brian Stech was appointed as President of ZAGG Inc. Throughout 2017 and until March 7, 2018, Mr. Ahern served as President of mophie and ZAGG International, while Mr. Stech served as CCO.
3.All other compensation for 2018 consisted of the following:

	401k Matching	Housing Allowance	Moving Expense	Irish Pension	HSA Employer Contribution	Insurance	Group Term Life	Total
Chris Ahern	$13,750	$102,581	$14,779	$—	$1,000	$16,611	$240	$148,961
Bradley J. Holiday	$13,750	$—	$—	$—	$1,000	$11,198	$3,048	$28,996
Brian Stech	$13,750	$—	$—	$—	$1,000	$15,962	$240	$30,952
Jim Kearns	$—	$—	$—	$7,354	$—	$—	$—	$7,354
Randall L. Hales	$13,740	$—	$—	$—	$1,000	$16,288	$252	$31,280

4.All other compensation for 2017 consisted of the following:

	401k Matching	Housing Allowance	Moving Expense	Irish Pension	Insurance	Total
Chris Ahern	$7,400	$183,121	$104,829	$2,862	$8,593	$306,805
Bradley J. Holiday	$13,500	$—	$—	$—	$14,813	$28,313
Brian Stech	$13,500	$—	$—	$—	$13,872	$27,372
Jim Kearns	$—	$—	$—	$—	$—	$—
Randall L. Hales	$24,000	$—	$—	$—	$14,813	$38,813

5.All other compensation for 2016 consisted of the following:

	401k Matching	Irish Pension	Car Allowance	Insurance	Total
Chris Ahern	$—	$9,179	$13,557	$4,466	$27,202
Bradley J. Holiday	$10,000	$—	$—	$—	$10,000
Brian Stech	$10,000	$—	$—	$14,156	$24,156
Jim Kearns	$—	$—	$—	$—	$—
Randall L. Hales	$10,000	$—	$—	$14,145	$24,145

6.Mr. Kearns was hired on August 13, 2018. During 2018, Mr. Kearns was paid in GBP. To ensure comparability, the 2018 compensation disclosure has been translated from GBP to US dollars on a constant currency basis using the average 2018 exchange rate.
7.During 2016, Mr. Ahern was an employee of ZAGG International located in Shannon, Ireland. Consequently, Mr. Ahern was paid in euro. To ensure comparability, the 2016 compensation disclosures have been translated from euro to US dollars on a constant currency basis using the average 2017 exchange rate.
8.The components of the non-incentive equity cash award paid to Mr. Hales during 2017 consist of (1) $1,083,281 paid in January 2017 related to the performance-based award tied to the mophie integration and (2) $533,158 related to the short-term performance-based quarterly bonus payments made during 2017 tied to functional team goals.
9.Effective March 31, 2019, Mr. Holiday stepped down as our CFO and transitioned to the role of SVP of Finance and Strategic Projects.
Grants of Plan-based Awards
The following table summarizes (1) potential 2018 payouts available to our NEOs under our annual short-term incentive cash bonus plan and long-term performance-based stock award compensation plan and (2) long-term time-based stock awards granted to NEOs during 2018. Our Compensation Discussion and Analysis above describes our annual performance-based cash bonus and stock award opportunities, performance targets, and actual amounts earned during 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of RSUs($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold RSUs (#)	Target RSUs (#)	Maximum RSUs (#)
Chris Ahern	N/A (1)	$—	$472,500	$472,500
	March 7, 2018 (2)							19,355	$300,000
	April 3, 2018 (3)				32,979	42,553	52,127		$500,000

Bradley J. Holiday	N/A (1)	$—	$136,000	$136,000
	April 3, 2018 (3)				14,840	19,149	23,458		$225,000

Brian Stech	N/A (1)	$—	$196,662	$196,662
	March 7, 2018 (2)							32,258	$500,000
	April 3, 2018 (3)				18,468	23,830	29,192		$280,000

Jim Kearns	N/A (1)	$—	$53,335	$53,335
	September 4, 2018 (3)				11,037	14,241	17,445		$225,000

Randall L. Hales (5)		$—	$—	$—	$—	$—	$—

1.Represents threshold, target, and maximum performance-based short-term incentive cash and stock awards to the NEOs (see prior discussion).
2.Represents time-based RSUs granted to Messrs. Ahern and Stech, vesting of which is based on continued employment through the vest date. This awards were granted on March 7, 2018 and vest one-third on each anniversary of the grant date.
3.Represents threshold, target, and maximum performance-based RSUs, vesting of which was based on the achievement of specified metrics determined and agreed to on the grant date. These awards were granted on April 3, 2018 (September 4, 2018 in the case of Mr. Kearns). Due to our performance relative to the predetermined performance metrics, these individuals earned 93% of these awards.
4.Reflects the full grant date fair market value of the restricted stock unit awards granted as computed under ASC Topic 718 and the expense attributable to these awards that will be recorded over the vesting period. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to our audited financial statements for the fiscal year ended December 31, 2018, which are included in our Annual Report on Form 10-K filed with the SEC.
5.Mr. Hales resigned as CEO, President, and director effective March 1, 2018.

Outstanding NEO Stock Awards at Fiscal Year-end December 31, 2018

RESTRICTED STOCK UNITS
NAME	NUMBER OF RSUs THAT HAVE NOT VESTED (#)		MARKET VALUE OF RSUs THAT HAVE NOT VESTED ($) (11)
Randall L. Hales	—	(1)	$—

Chris Ahern	9,167	(2)	$89,653
	20,997	(3)	$205,351
	19,853	(4)	$194,162
	30,000	(5)	$293,400
	19,355	(6)	$189,292
	39,721	(7)	$388,471

Bradley J. Holiday	4,383	(8)	$42,866
	24,815	(4)	$242,691
	17,875	(7)	$174,818

Brian Stech	5,844	(8)	$57,154
	30,882	(4)	$302,026
	45,045	(9)	$440,540
	32,258	(6)	$315,483
	22,244	(7)	$217,546

Jim Kearns	13,294	(10)	$130,015

1.Mr. Hales left the Company in June 2018 to pursue other interests and forfeited all unvested RSU awards.
2.This award was granted on November 23, 2015. These RSUs represent the unvested portion of the time-based grant as of December 31, 2018 which vested on January 6, 2019.
3.This award was granted on November 9, 2016. These RSUs represent the unvested portion of the time-based grant. Of the remaining unvested RSUs as of December 31, 2018, 50% vested on January 6, 2019, and 50% will vest on January 6, 2020, provided the grantee continues to be employed with the Company on those dates.
4.This award was granted on February 3, 2017. These RSUs represent the portion of a performance-based grant that was ultimately earned. Of the remaining unvested RSUs as of December 31, 2018, 50% vested on March 17, 2019, and 50% will vest on March 17, 2020, provided the grantee continues to be employed with the Company on those dates.
5.This award was granted on August 1, 2017. These RSUs represent the unvested portion of the time-based grant. Of the remaining unvested RSUs as of December 31, 2018, 50% will vest on August 1, 2019, and 50% will vest on August 1, 2020, provided the grantee continues to be employed with the Company on those dates.
6.This award was granted on March 7, 2018. These RSUs represent the unvested portion of the time-based grant. Of the remaining unvested RSUs as of December 31, 2018, 1/3 vested on March 7, 2019, 1/3 will vest on March 7, 2020, and 1/3 will vest on March 7, 2021, provided the grantee continues to be employed with the Company on those dates.
7.This award was granted on April 3, 2018. These RSUs represent the unvested portion of a performance-based grant. Of the remaining unvested RSUs as of December 31, 2018, 1/3 vested on March 17, 2019, 1/3 will vest on March 17, 2020, and 1/3 will vest on March 17, 2021, provided the grantee continues to be employed with the Company on those dates.
8.This award was granted January 8, 2016, subject to certain performance criteria related to 2016 net sales and Adjusted EBITDA. These RSUs represent the unvested portion of the performance-based granted that was ultimately earned as of December 31, 2018, which vested on March 17, 2019.
9.This award was granted on February 3, 2017. These RSUs represent the portion of a performance-based grant linked to 2017 ZAGG domestic sales that was ultimately earned. Of the remaining unvested RSUs as of December 31, 2018, 50% vested on March 17, 2019; and 50% will vest on March 17, 2020, provided the grantee continues to be employed with the Company on those dates.

10.This award was granted on September 4, 2018. These RSUs represent the unvested portion of a performance-based grant. Of the remaining unvested RSUs as of December 31, 2018, 1/3 vested on March 17, 2019, 1/3 will vest on March 17, 2020, and 1/3 will vest on March 17, 2021, provided the grantee continues to be employed with the Company on those dates.
11.We calculated the market value using the number of unvested RSUs multiplied by $9.78, the closing stock price on the last trading day of 2018.
NEO Restricted Stock Vested Table for the Year-ended December 31, 2018

RESTRICTED STOCK
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)(1)		VALUE REALIZED UPON VESTING ($)(2)
Randall L. Hales	243,479	(3)	$4,341,996

Chris Ahern	44,592	(4)	$722,374

Bradley J. Holiday	27,879	(5)	$410,725

Brian Stech	54,148	(6)	$783,371

Jim Kearns	—		$—

1.Represents the number of stock-based awards vested.
2.Computed as the fair market value of the RSUs upon vesting.
3.Includes 94,239 shares which Mr. Hales elected to have the Company retain as part of a net share settlement to satisfy the applicable tax withholding liability related to the vesting of such shares.
4.Includes 16,770 shares which Mr. Ahern elected to have the Company retain as part of a net share settlement to satisfy the applicable tax withholding liability related to the vesting of such shares.
5.Includes 8,012 shares which Mr. Holiday elected to have the Company retain as part of a net share settlement to satisfy the applicable tax withholding liability related to the vesting of such shares.
6.Includes 15,417 shares which Mr. Stech elected to have the Company retain as part of a net share settlement to satisfy the applicable tax withholding liability related to the vesting of such shares.
Potential Payments upon Termination or Change-in-Control
The information below describes and quantifies certain payments or benefits that would be payable under our existing plans and programs if a NEO’s employment were terminated or we undergo a CIC. These benefits are in addition to benefits generally available to all our salaried employees in connection with a termination of employment, such as disability and life insurance benefits and the value of employee-paid group health plan continuation coverage under the COBRA. As noted above, Chris Ahern, Bradley J. Holiday, Brian Stech and Jim Kearns have separate employment agreements with us that include severance and CIC provisions.
Accelerated Vesting of Performance-based Equity Awards upon Change-in-Control
Under our Amended and Restated 2013 Equity Incentive Award Plan, the Compensation Committee, which administers such plans, at its sole and absolute discretion, has the ability to accelerate the vesting of awards granted under such plan, though such acceleration of vesting is not mandated for performance-based awards. However, on April 23, 2018, the Compensation Committee adopted a policy limiting the use of its discretion to accelerate vesting in connection with a CIC and termination without cause or for good reason as described below.
•If there is a CIC during a performance period and the awards are assumed or continued or a substitute award is issued, vesting of outstanding awards accelerates (i) pro-rata at target award levels on the termination date based on the elapsed portion of the performance period, or (ii) based on actual performance if the termination date occurs after the end of the performance period.

•If there is a CIC during a performance period and the awards are not assumed or continued or a substitute award is not issued, vesting of outstanding awards accelerates pro-rata at target award levels on the termination date based on the elapsed portion of the performance period.
•If there is a CIC after the performance period has concluded and the awards are not assumed or continued or a substitute award is not issued, vesting of the earned portion of the target awards accelerates and is paid in cash on the termination date.
Equity Compensation Plan Information
The following table sets forth certain information as of December 31, 2018, concerning securities authorized for issuance under all of our existing equity compensation plans:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON VESTING OF RESTRICTED STOCK UNITS	Weighted-average exercise price of outstanding options (1)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in first column) (2)
Equity compensation plans approved by security holders	820,803	—	2,360,576
Equity compensation plans not approved by security holders	—	—	—
Total	820,803	—	2,360,576

1.Excludes RSUs because they have no exercise price.
2.Represents shares available for issuance under our Amended and Restated 2013 Equity Incentive Award Plan.
The Amended and Restated 2013 Equity Incentive Award Plan is an “omnibus plan” under which stock options, stock appreciation rights, performance share awards, restricted stock, and restricted stock units can be awarded. The Amended and Restated 2013 Equity Incentive Award Plan’s initial share reservation is 5,000,000 shares. The term of the plan is for 10 years from the date of original adoption of the Amended and Restated 2013 Equity Incentive Award Plan. As of December 31, 2018, there were 2,360,576 shares available for grant under the Amended and Restated 2013 Equity Incentive Award Plan.
2018 CEO Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), we are providing the following information about the relationship of the annual total compensation of our employees and the annual compensation of our CEO during 2018. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For fiscal 2018:
•The annual total compensation of our median employee, other than our former CEO and current CEO, was $46,552; and
•The annual total compensation of Mr. Ahern, our current CEO, was $2,225,415, and the total compensation for Mr. Hales, our previous CEO, was $650,602, for total aggregate compensation for the individuals serving as our CEO during fiscal 2018 of $2,876,017.
Based on this information, for fiscal 2018, the ratio of the annual total compensation of our CEO to the annual compensation of our median employee is 62 to 1.
To determine the median compensated employee, we made a direct determination from our total global employee population (excluding the former CEO and current CEO). Using a consistently applied compensation measure of base salary, bonuses paid during the year, the grant date fair market value of RSU awards made during 2018 as computed under ASC Topic 718, and other cash compensation, we ranked our employees from the highest paid to the lowest paid, and selected our median compensated employee. Our employee population was evaluated as of December 31, 2018. Non-U.S. employee compensation was converted to US dollars based on the 2018 average of daily exchange rates.
Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that median allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for us, as other companies are headquartered in different locations, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

PROPOSAL 4:
ADVISORY VOTE ON FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES
In addition to providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs, in this Proposal 4, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.
Our Compensation Committee will take into consideration the outcome of this vote in making a recommendation to the Board regarding the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, our Board may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote to approve executive compensation more or less frequently, but no less frequently than once every three years, as required by the Dodd-Frank Act. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six calendar years as required by the Dodd-Frank Act.
Since 2013, we have held annual advisory votes on executive compensation, consistent with the vote of our stockholders. After careful consideration and based on the recommendation of our Compensation Committee, the Board believes that an executive compensation advisory vote should be held annually, and therefore our Board recommends that you vote for a frequency of every one year for future executive compensation advisory votes. Our Board believes that, among other things, an annual executive compensation advisory vote promotes transparency of any recent changes to our executive compensation program, allows our stockholders to express their views annually on our executive compensation program, and provides timely feedback to the Compensation Committee and the Board. We believe an annual vote would be the best governance practice for our Company at this time.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ONE YEAR AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Security Ownership Information
Security Ownership of Directors and NEOs
The following table sets forth the beneficial ownership of the Common Stock as of April 22, 2019, for each director and nominee for director, each NEO, and by all directors (including nominees) and executive officers of the Company as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock granted as RSUs (excluding RSUs granted subject to performance conditions that have not yet been realized) were deemed outstanding for computing the percentage of the person holding such RSUs but are not deemed outstanding for computing the percentage of any other person, and was based upon the number of shares of the Common Stock issued and outstanding, as of April 22, 2019, which was 29,062,600 shares.

Name	Common Stock	Unvested Restricted Stock Units	Total	Beneficial Ownership
Chris Ahern	65,129	89,809	154,938	(1)
Bradley J. Holiday	106,002	24,324	130,326	(1)
Brian Stech	129,520	74,297	203,817	(1)
Jim Kearns	3,195	8,862	12,057	(1)
Randall L. Hales	731,638	—	731,638	2.5%
Cheryl A. Larabee	104,361	12,614	116,975	(1)
Daniel R. Maurer	65,496	8,577	74,073	(1)
Michael T. Birch	1,310	8,577	9,887	(1)
P. Scott Stubbs	24,594	8,577	33,171	(1)
All officers and directors as a group (10 persons)	1,260,570	262,137	1,522,707	5.2%

1.Less than one percent.
5% or More Beneficial Owners
The following table sets forth, as of April 22, 2019, certain information regarding each entity who is known to be the beneficial owner of more than 5% of any class of our voting stock. Unless otherwise indicated below, to our knowledge, all persons listed below had sole voting and investing power with respect to their shares of capital stock, except to the extent authority was shared by spouses under applicable community property laws.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of April 22, 2019, were deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person, and was based upon the number of shares of the Common Stock issued and outstanding, as of April 22, 2019, which was 29,062,600 shares.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNERS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS
Common Stock	RBC Global Asset Management (U.S.) Inc. 50 South Sixth Street, Suite 2350 Minneapolis, Minnesota 55402	2,442,448	(1)	8.4%
Common Stock	Blackrock, Inc. 55 East 52nd Street New York, New York 10055	2,420,697	(2)	8.3%
Common Stock	Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road Austin, Texas 78746	1,896,725	(3)	6.5%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,697,863	(4)	5.8%
Common Stock	Wasatch Advisors, Inc. 505 Wakara Way, Salt Lake City, UT 84108	1,483,457	(5)	5.1%

1.The information reported is based on a Schedule 13G/A filed with the SEC on January 30, 2019 by RBC Global Asset Management (U.S.) Inc., an investment advisor. Pursuant to the Schedule 13G/A, RBC Global Asset Management (U.S.) Inc. reports shared voting power with respect to 1,515,671 shares of Common Stock and shared dispositive power with respect to 2,442,448 shares of Common Stock.
2.The information reported is based on a Schedule 13G/A filed with the SEC on February 6, 2019 by Blackrock, Inc.. Pursuant to the Schedule 13G/A, Blackrock, Inc. reports sole voting power with respect to 2,273,753 shares of Common Stock and sole dispositive power with respect to 2,420,697 shares of Common Stock.
3.The information reported is based on a Schedule 13G/A filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP Pursuant to the Schedule 13G/A, Dimensional Fund Advisors LP reports sole voting power with respect to 1,804,552 shares of Common Stock and sole dispositive power with respect to 1,896,725 shares of Common Stock.
4.The information reported is based on a Schedule 13G filed with the SEC on February 12, 2019 by The Vanguard Group. Pursuant to the Schedule 13G, The Vanguard Group reports sole voting power with respect to 55,582 shares of Common Stock, shared dispositive power with respect to 54,566 shares of Common Stock and sole dispositive power with respect to 1,643,297 shares of Common Stock.
5.The information reported is based on a Schedule 13G filed with the SEC on February 14, 2019 by Wasatch Advisors, Inc. Pursuant to the Schedule 13G, Wasatch Advisors, Inc. reports sole voting power with respect to 1,483,457 shares of Common Stock and sole dispositive power with respect to 1,483,457 shares of Common Stock.
Section 16(a) Beneficial Ownership Reporting Compliance
Our executive officers, directors and 10% stockholders are required under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to file reports of ownership and changes in ownership with the SEC. Copies of these reports must also be furnished to us.
To the best of our knowledge based solely on a review of Forms 3, 4, and 5 (and any amendments thereof) received by us during or with respect to the year ended December 31, 2018, all of the persons subject to the reporting requirements pursuant to Section 16(a) filed the required reports on a timely basis with the SEC.

Other Information
Stockholder Proposal for the 2020 Annual Meeting of Stockholders
If any stockholder intends to present a proposal to be considered for inclusion in our proxy material in connection with our 2020 Annual Meeting of Stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8-Stockholder Proposals) and received by the Secretary of the Company on or before December 25, 2019. Stockholder proposals to be presented at the 2020 Annual Meeting of Stockholders which are not to be included in our proxy materials must be received by us no earlier than the close of business on March 22, 2020, nor later than the close of business on April 21, 2020.
Delivery of Documents to Stockholders Sharing an Address
In instances in which multiple holders of the Common Stock share a common address and are the beneficial owners, but not the record holders, of those shares of Common Stock, the holders’ banks, brokers or other nominees may only deliver one copy of this Proxy Statement and our 2018 Annual Report on Form 10-K, unless the applicable bank, broker or nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written request, a separate copy of this Proxy Statement and our 2018 Annual Report on Form 10-K to any stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of this Proxy Statement and our 2018 Annual Report on Form 10-K should submit a request by writing to Abby Barraclough, Corporate Secretary, ZAGG Inc, 910 West Legacy Center Way, Suite 500, Midvale, Utah 84047. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.
Frequently Asked Questions
What is a proxy?
A proxy is your legal designation of another person to vote on your behalf. You are giving the individuals appointed by the Board as proxies (Chris Ahern and Taylor D. Smith) the authority to vote your shares in the manner you indicate.
Why did I receive more than one notice?
You may receive multiple notices if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your notice or other voting information from your broker. In any case, you should vote for each notice you receive.
Who is qualified to vote?
You are qualified to receive notice of and to vote at the Meeting if you owned shares of Common Stock at the close of business on April 22, 2019 (the “Record Date”).
How many shares of Common Stock may vote at the Meeting?
As of the Record Date, there were 29,062,600 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented at the Meeting.
What is the difference between a “stockholder of record” and a “street name” holder?
If your shares are registered directly in your name with Empire Stock Transfer, our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.
How can I vote on the proposals to be considered at the Meeting?
If you are a stockholder of record on the Record Date, there are four ways to vote:
•by voting at the Meeting in person or via the Internet at www.virtual shareholdermeeting.com/ZAGG2019;
•by completing, signing, dating and returning your proxy card by mail, if you request a paper copy of the proxy materials;
•by making a toll-free telephone call within the United States to Canada using a touch-tone telephone to the telephone number provided on your proxy card; or

•by voting on the internet. To vote on the internet, go to the website address indicated on your Internet Notice to complete an electronic proxy card. You will be asked to provide the control number from your Internet Notice.
If you plan to vote by telephone or internet in advance of the Meeting, your vote must be received by 11:59 p.m. Eastern Time on June 19, 2019 to be counted.
If you hold your shares in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the notice provided by your broker. If you hold shares in street name, you must obtain a legal proxy from the stockholder of record to vote in person at the Meeting.
We provide internet proxy voting to allow you to vote your shares online both before and during the Meeting, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
Presence by attendance at the Meeting in person (including virtually through the virtual web meeting) or by proxy of a majority of the shares of Common Stock outstanding at the close of business on the Record Date and entitled to vote at the Meeting will be required for a quorum. Shares of Common Stock present by attendance at the Meeting or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval and broker non-votes) will be counted for purposes of determining whether a quorum exists at the Meeting.
What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:
Proposal 1    FOR the election of all five nominees for director with terms expiring at the next annual meeting of our stockholders.
Proposal 2    FOR the ratification of the appointment of KPMG as our independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2019.
Proposal 3    FOR approval on an advisory basis of the compensation of our named executive officers.
Proposal 4  FOR the recommendation, by non-binding advisory vote, of every one year as the frequency of future non-binding advisory votes on the compensation of our named executive officers.
What are my choices when voting?
Proposal 1    You may cast your vote in favor of up to five individual directors. You may vote for fewer than five directors if you choose. You may also abstain from voting for any or all of the nominees for director.
Proposal 2    You may cast your vote in favor of or against the proposal, or you may abstain from voting.
Proposal 3    You may cast your vote in favor of or against the proposal, or you may abstain from voting.
Proposal 4    You may cast your vote by choosing one year, two years, or three years or you may abstain from voting.
How will my shares be voted if I do not specify how they should be voted?
If you sign and return your proxy without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:
Proposal 1    FOR the election of all five nominees for director with terms expiring at the next annual meeting of our stockholders.
Proposal 2    FOR the ratification of the appointment of KPMG as our independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2019.
Proposal 3    FOR approval on an advisory basis of the compensation of our named executive officers.
Proposal 4  FOR the recommendation, by non-binding advisory vote, of every one year as the frequency of future non-binding advisory votes on the compensation of our named executive officers.

With respect to any other matter that properly comes before the Meeting, or any adjournment or postponement, as recommended by our Board, or, if no recommendation is given, they will vote in their own discretion.
Can I change or revoke my vote?
You may change or revoke your proxy at any time before it is exercised by:
●       mailing a revised proxy to the Secretary of the Company;
●       changing your vote on the internet website by the deadline set forth on your proxy card; or
●       voting while attending the Meeting in person or via the internet.
Attendance at the Meeting in person or through the internet will not itself be deemed to revoke your proxy unless you vote in person or via the internet while attending the Meeting. If you attend the Meeting in person or via the internet and want to vote in person or via the internet, you can request that your previously submitted proxy not be used. If you hold your shares in street name, you may change or revoke the voting instructions you provide to your broker, bank or nominee by following the specific directions provided to you by your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee, by attending the Meeting and voting in person.
What vote will be required to approve each proposal?
If a quorum is present at the Meeting, the votes required for the proposals to be considered at the Meeting and the treatment of abstentions and broker non-votes in respect of such proposals are as follows:
Proposal 1 – Election of Directors. The five nominees with the most votes will be elected as our directors, subject to our plurality plus policy described above. Abstentions and broker non-votes, if any, are not counted for purposes of electing directors and will have no effect on the results of this vote.
Proposal 2 – Ratification of KPMG as our Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares present in person (including by webcast) or represented by proxy and entitled to vote at the Meeting is required to ratify KPMG as our independent registered public accounting firm. Abstentions will count as present and be entitled to vote for purposes of this proposal. Broker non-votes are not considered entitled to vote on this proposal and, as a result, broker non-votes will have no effect on this proposal.
Proposal 3 – Advisory Vote on Executive Compensation. The affirmative vote of a majority of the shares present in person (including by webcast) or represented by proxy and entitled to vote at the Meeting is required to approve, on an advisory basis, the compensation of our NEOs. The advisory vote on executive compensation is a non-binding advisory vote; however, the Compensation Committee and the Board intend to consider the outcome of the vote when considering future executive compensation decisions. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of votes against this proposal. Broker non-votes are not considered entitled to vote on this proposal and as a result, broker non-votes will have no effect on this proposal.
Proposal 4 – Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation. The advisory vote on the frequency of the future advisory votes on executive compensation will be decided by the alternative receiving the affirmative vote of the highest number of shares, present in person (including by webcast) or represented by proxy, and entitled to vote at the Meeting. Because the advisory vote on the frequency of the future advisory votes on executive compensation is a non-binding advisory vote, the Board may decide that it is in the best interests of stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the stockholders, but in no case less frequently than every three years.
Any other matter submitted to the stockholders will require the affirmative vote of a majority of the shares represented and entitled to vote, in person (including by webcast) or by proxy, at the Meeting, unless a greater percentage is required either by law or by our certificate of incorporation or bylaws. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Meeting. The Board is not currently aware of any such other matters. If any other matter does properly come before the Meeting, the Board intends that the persons named in the enclosed form of proxy will vote on such matter in accordance with their judgment.
Who will count the votes?
Representatives from Broadridge Financial Solutions, Inc., or other individuals designated by the Board, will count the votes and serve as inspectors of election. Management anticipates that the inspectors of election will be present at the Meeting.
Who will pay the cost of this proxy solicitation?

We will pay the costs of soliciting proxies. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Common Stock.
Is this Proxy Statement the only way proxies are being solicited for use at the Meeting?
Yes. We do not intend to employ any other methods of solicitation.
How are proxy materials being delivered?
We are pleased to take advantage of the SEC rules that allow companies to furnish their proxy materials over the internet. As a result, we are mailing to most of our stockholders the Internet Notice instead of a paper copy of the Proxy Statement and our 2018 Annual Report on Form 10-K. The Internet Notice contains instructions on how to access those documents over the internet. The Internet Notice also contains instructions on how to request a paper copy of our proxy materials, including the Proxy Statement, 2018 Annual Report on Form 10-K and a form of proxy card or voting instruction card. All stockholders who do not receive an Internet Notice will receive a paper copy of the proxy materials by mail. We believe this process will allow it to provide our stockholders with the information they need in a more efficient manner, while reducing the environmental impact and lowering the costs of printing and distributing these proxy materials.
NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ZAGG INC OR ANY OTHER PERSON.
How do I attend the Meeting?
We will be hosting the Meeting at our principal executive offices located at 910 West Legacy Center Way, Suite 500, Midvale, Utah 84047, and simultaneously on the internet through a virtual web conference at www.virtualshareholdermeeting.com/ZAGG2019. Our stockholders will continue to have the opportunity to engage with our Board and our independent auditors during the Meeting. Our optional virtual meeting platform provided by our proxy solicitor, Broadridge Financial Solutions, allows all participating stockholders to submit questions at any point in the Meeting. In addition, it also allows our stockholders to vote on proposals online. We believe that our virtual platform increases stockholder participation while at the same time affording the same rights and opportunities to participate, as stockholders would have at a physical annual meeting.
A summary of the information you need to attend the Meeting online is provided below:
•Any stockholder can attend the Meeting live in person at our principal executive offices located at 910 West Legacy Center Way, Suite 500, Midvale, Utah 84047 or via the Internet at www.virtualshareholdermeeting.com/ZAGG2019.
•The in person meeting and webcast start at 9:00 a.m. MDT.
•Please have your 12-digit control number to enter the Meeting.
•Stockholders may vote and submit questions while attending the Meeting in person and via the internet.
•Instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.
•Questions regarding how to attend and participate via the internet will be answered by calling 1-800-690-6903 on the day before the Meeting and the day of the Meeting.
•Webcast replay of the Meeting will be available at www.virtualshareholdermeeting.com/ZAGG2019 until the sooner of June 20, 2020 or the date of the next annual meeting of stockholders to be held in 2020.
A Word About Householding
The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits us, with your permission, to send a single Internet Notice and, to the extent requested, a single set of these proxy materials to any household at which two or more stockholders reside if we believe they are members of the same family. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of Common Stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement, the 2018 Annual Report on Form 10-K or other proxy materials or wish to revoke your decision to household. These options are available to you at any time.

Other Business
Our management does not know of any other matter to be presented for action at the Meeting. However, if any other matters should be properly presented at the Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

/s/ TAYLOR D. SMITH
Taylor D. Smith
Chief Financial Officer
Midvale, Utah
April 23, 2019

ZAGG INC
910 W. LEGACY CENTER WAY, STE. 500
MIDVALE, UT 84047

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ZAGG2019**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E78696-P24429

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZAGG INC

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Chris Ahern
02) Michael T. Birch
03) Cheryl A. Larabee
04) Daniel R. Maurer
05) P. Scott Stubbs

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the Appointment of KPMG LLP as independent registered public accounting firm for the Company.	▢	▢	▢
3. Non-binding advisory vote to approve the compensation of our named executive officers in 2018.	▢	▢	▢

The Board of Directors recommends you vote 1 year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. Non-binding advisory vote on the frequency of future advisory votes on compensation of named executive officers.	▢	▢	▢	▢

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Please sign exactly as your name appears on your stock certificate(s).

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	▢	▢

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E78697-P24429

ZAGG INC
Annual Meeting of Stockholders

PROXY

This Proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on June 20, 2019

The undersigned appoints Chris Ahern or Taylor D. Smith of ZAGG Inc with full power of substitution, the attorney and proxy of the undersigned, to attend the annual meeting of stockholders of ZAGG Inc, to be held June 20, 2019, beginning at 9:00 a.m., MDT at 910 West Legacy Center Way, Suite 500, Midvale, UT 84047, and online at www.virtualshareholdermeeting.com/ZAGG2019, and at any adjournment thereof, and to vote the stock the undersigned would be entitled to vote if personally present, on all matters set forth in the proxy statement sent to stockholders, a copy of which has been received by the undersigned, as follows:

This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder. **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS.**

Continued and to be signed on reverse side

Annex A
ZAGG INC AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Information to U.S. GAAP
Unaudited Supplemental Data
The following information is not a financial measure under U.S. GAAP. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with U.S. GAAP, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as a measure of our operations. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our results with our results from other reporting periods and with the results of other companies.

CONSOLIDATED ADJUSTED EBITDA RECONCILIATION
		FOR THE YEARS ENDED
		DECEMBER 31, 2018	DECEMBER 31, 2017
Net income in accordance with U.S. GAAP		$39,189	$15,100

Adjustments:
a.	Stock-based compensation expense	3,009	3,602
b.	Depreciation and amortization	18,288	21,888
c.	Impairment of intangible asset	—	1,959
d.	Other expense	2,167	1,383
e.	Inventory step up expense	179	—
f.	Transaction costs	1,678	—
g.	mophie restructuring charges	—	437
h.	mophie employee retention bonus	—	346
i.	BRAVEN employee retention bonus	77	—
j.	CFO retention bonus	366	—
k.	CEO signing bonus	400	—
l.	Consulting fees to former CEO	700	—
m.	Provision for income taxes	10,340	28,252
Adjusted EBITDA		$76,393	$72,967

A-1